SECURITIES PURCHASE AGREEMENT

among

PLY GEM INDUSTRIES, INC.

and

FNL MANAGEMENT CORP.

and

STOCKHOLDERS,
WARRANT HOLDERS,
OPTION HOLDERS
AND
BENEFICIAL SELLERS

of

AWC HOLDING COMPANY

February 6, 2006

Disclosure Letter Sections		Exhibits

2.3.1	Working Capital	Exhibit A	Beneficial Sellers
2.4.2	Repaid Closing Indebtedness	Exhibit B	Escrow Agreement
2.6(a)	Sellers and Beneficial Sellers Allocation	Exhibit 5.6	Commitment Letter
2.6(b)	Sellers Estimated Purchase Price Allocation	Exhibit 10.4	Tax Form 4466
2.6(c)	Sellers Post-Closing Purchase Price Allocation
3.4	Noncontravention
4.1	Corporate Information
4.2.1	Capital Stock of Parent
4.2.2	Capital Stock of Alenco
4.2.3	Subsidiary Equity Interests
4.4	Noncontravention
4.5(a)	Accounting Principles
4.5(b)	Undisclosed Liabilities
4.6(a)	Absence of Certain Changes or Events Since April 2, 2005
4.6(b)	Absence of Certain Changes or Events Since November 30, 2005
4.7	Taxes
4.8(a)	Employees Claims
4.8(b)	Collective Bargaining Agreements
4.8(c)	Employees
4.9(a)	Employee Benefit Plans
4.9(b)	Plan Matters
4.10	Environmental Matters
4.11	Permits
4.12(a)	Real Property
4.12(b)	Real Property Lease Exceptions
4.12.(c)	Title to Assets
4.15(a)	Intellectual Property
4.15(b	Intellectual Property Licenses
4.15(c)	Intellectual Property Matters
4.16(a)	Material Contracts
4.16(b)	Compliance
4.17	Litigation
4.18	Product Warranty
4.20	Material Suppliers and Customers
4.21	Insurance
4.22	Indebtedness
6.1(a)	Necessary Consents
6.1(g)	Resignations
8.4(b)	Tax Benefit Amount Calculation
11.1	Letters of Credit

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is entered into as of the 6th day of February, 2006, among PLY GEM INDUSTRIES, INC., a Delaware corporation (“Buyer”), each of the Persons identified in Section 4.2.1 of the Disclosure Letter (each, a “Seller,” and collectively, “Sellers”), each of the Persons identified on Exhibit A (each, a “Beneficial Seller,” and collectively, “Beneficial Sellers”), and on its own behalf, and on behalf of each Seller and Beneficial Seller, FNL Management Corp., an Ohio corporation (“Sellers’ Representative”).

RECITALS:

1. Sellers own (i) all of the issued and outstanding shares of capital stock (as more particularly defined in Section 4.2.1, the “Shares”) of AWC Holding Company, a Delaware corporation (“Parent”); (ii) all of the issued and outstanding options to purchase shares of capital stock of Parent (as more particularly defined in Section 4.2.1, the “Stock Options”); and (iii) all of the issued and outstanding warrants to purchase shares of capital stock of Parent (as more particularly defined in Section 4.2.1, the “Warrants” and, together with the Shares and the Stock Options, collectively referred to herein as the “Securities”).

2. Parent owns all of the issued and outstanding shares of capital stock of Alenco Holding Corporation, a Delaware corporation (“Alenco”).

3. Alenco, either directly, or indirectly through one of its wholly-owned Subsidiaries, owns all of the issued and outstanding equity interests of the Alenco Subsidiaries.

4. Buyer shall purchase from Sellers, and Sellers shall sell to Buyer, the Securities (other than the Rollover Shares) upon and subject to the terms and conditions set forth in this Agreement (the “Securities Purchase”).

5. Beneficial Sellers own all of the issued and outstanding equity interests of AWC Investment, LLC (a Seller) and will therefore benefit from the Securities Purchase.

6. Concurrently with the execution of this Agreement, and as a condition to the willingness of Buyer to enter into this Agreement, certain Sellers are entering into executive participation agreements with Ply Gem Investment Holdings, Inc. relating to the contribution by such Sellers of the Rollover Shares to a new parent company of Ply Gem Investment Holdings, Inc. (the “Rollover Buyer”) simultaneously with the Closing (collectively, the “Participation Agreements”).

Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer, Sellers, Beneficial Sellers and Sellers’ Representative hereby agree as follows:

ARTICLE 1

Definitions

1.1  Definitions.

Certain terms used in this Agreement shall have the meanings set forth in Article 10, or elsewhere herein as indicated in Article 10.

1.2  Accounting Terms.

Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP except as may otherwise be specified herein.

ARTICLE 2

Purchase and Sale

2.1  Purchase and Sale.

Subject to the terms and conditions of this Agreement, at the Closing each Seller shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase from each Seller, all of such Seller’s right, title and interest in and to all of the Securities (other than the Rollover Shares) owned by such Seller, as more specifically identified in Section 4.2.1 of the Disclosure Letter (as to each Seller, respectively, the “Seller’s Respective Securities”).

2.2  Purchase Price.

The aggregate purchase price for all of the Securities (other than the Rollover Shares) (the “Purchase Price”) shall be an amount equal to:

(a)  One Hundred Twenty Million Dollars ($120,000,000);

(b)  plus an amount equal to the Closing Cash;

(c)  minus an amount equal to the Closing Indebtedness;

(d)   minus an amount equal to the Value of the Rollover Shares;

(e)  plus the amount, if any, by which the Closing Working Capital exceeds the Working Capital Target, or minus the amount, if any, by which the Working Capital Target exceeds the Closing Working Capital;

(f)  plus an amount equal to the Tax Benefit Amount calculated and payable in accordance with Section 8.4 hereof; and

(g)   minus the amount of any Transaction Bonuses not paid prior to the Closing Date.

2.3  Certain Definitions.

2.3.1  Working Capital.

“Working Capital” of the Acquired Companies is defined in Section 2.3.1 of the Disclosure Letter, and shall be calculated in accordance with GAAP, except to the extent GAAP may be modified by Section 2.3.1 of the Disclosure Letter. Any additional accounts opened or closed in the general ledgers of the Acquired Companies after the date hereof with respect to any category of asset or liability included in Section 2.3.1 of the Disclosure Letter shall be included or excluded in the calculation of Working Capital consistent with the calculation set forth in Section 2.3.1 of the Disclosure Letter.

2.3.2  Closing Working Capital.

“Closing Working Capital” means the Working Capital of the Acquired Companies, on a consolidated basis, as of immediately prior to the Closing.

2.3.3  Working Capital Target.

“Working Capital Target” means Six Million Four Hundred Sixty Five Thousand Six Hundred Fifty Two Dollars ($6,465,652).

2.4  Estimated Purchase Price; Payment of Indebtedness.

2.4.1  Estimated Purchase Price.

On the second Business Day before the Closing Date, Sellers’ Representative, on behalf of all Sellers and Beneficial Sellers, shall estimate in good faith (in consultation with Buyer) the amount of the Closing Cash, the Closing Indebtedness and the Closing Working Capital, respectively, and deliver to Buyer a certificate setting forth such estimates (the “Closing Certificate”), which Closing Certificate shall be reasonably satisfactory to Buyer and prepared in the same manner that the Preliminary Adjustment Statement is required to be prepared pursuant to Section 2.5.1. Such estimates shall be based on the most recent ascertainable financial information of the Acquired Companies, with such adjustments thereto as are reasonably appropriate to reflect any changes which are known to Sellers’ Representative to have occurred subsequent to the date of such financial information or which, in the reasonable judgment of Sellers’ Representative, will occur prior to the Closing. As used herein, “Estimated Closing Cash,” “Estimated Closing Indebtedness” and “Estimated Closing Working Capital” mean the estimates of the Closing Cash, the Closing Indebtedness and the Closing Working Capital, respectively, set forth in the Closing Certificate, and “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 2.2 (excluding the Tax Benefit Amount which shall be calculated pursuant to, and payable in accordance with, Section 8.4 hereof), assuming for purposes of such calculation that the Closing Cash is equal to the Estimated Closing Cash, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness and that the Closing Working Capital is equal to the Estimated Closing Working Capital. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall (a) pay and deliver the Estimated Purchase Price (as calculated based upon the Closing Certificate) less the Escrowed Funds (the “Closing Date Payment”) to Sellers by means of a wire transfer of immediately available cash funds to an account as directed by Sellers’ Representative prior to the Closing (the “Sellers’ Account”); (b) pay the Escrowed Funds to the Escrow Agent; and (c) cause the Rollover Buyer to deliver to each Seller that has contributed Rollover Shares, to the extent of such contribution, an equivalent value of shares of capital stock of the Rollover Buyer in accordance with the Participation Agreements.

2.4.2  Payment of Indebtedness.

Buyer will pay, or cause to be paid, in full at or immediately following the transaction contemplated by this Agreement, the Indebtedness of the Acquired Companies identified in Section 2.4.2 of the Disclosure Letter (collectively, the “Repaid Closing Indebtedness”). In order to facilitate such repayment, as soon as practicable and in no event later than two (2) Business Days before the Closing Date, Sellers’ Representative shall cause the Acquired Companies to obtain payoff letters for the repayment of such Indebtedness, which payoff letters will be in a commercially reasonable form and shall indicate that such lenders shall release simultaneously with such repayment all applicable Liens relating to the assets and properties of the Acquired Companies, including the redelivery of all stock certificates held pursuant to any such terminated stock pledge agreements (collectively, the “Pay-Off Documents”).

2.5  Post-Closing Adjustment.

2.5.1  Adjustment Statement Preparation.

Within sixty (60) days after the Closing Date, Buyer shall cause the Acquired Companies to prepare and deliver to Sellers’ Representative an adjustment statement setting forth the amount of the Closing Cash, the Closing Indebtedness and the Closing Working Capital of the Acquired Companies, on a consolidated basis, respectively, as of immediately prior to the Closing (the “Preliminary Adjustment Statement”) and, based on the Closing Cash, the Closing Indebtedness and the Closing Working Capital as derived therefrom, Buyer’s written calculation of the Purchase Price (excluding the Tax Benefit Amount which shall be calculated pursuant to, and payable in accordance with, Section 8.4), and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price (excluding the Tax Benefit Amount which shall be calculated pursuant to, and payable in accordance with, Section 8.4) (the “Preliminary Post-Closing Adjustment”). The Preliminary Adjustment Statement and Final Adjustment Statement shall be prepared in a manner consistent with and using the same accounting methods, policies, practices and procedures as used in the preparation of the Audited Financial Statements, consistently applied in conformity with GAAP except for those matters described in Section 4.5(a) of the Disclosure Letter, and in accordance with Section 2.3.1 of the Disclosure Letter and the definitions in Article 11 and Section 2.3 hereof, except that the Preliminary Adjustment Statement and Final Adjustment Statement shall only reflect those assets and liabilities of the Acquired Companies necessary to calculate the Closing Cash, the Closing Indebtedness and Closing Working Capital. In preparing the Preliminary Adjustment Statement: (a) any and all effects on the assets or liabilities of any of the Acquired Companies of any financing or refinancing arrangements entered into by Buyer at any time at or after the Closing Date shall be entirely disregarded, other than the interest, premium, penalties and other amounts owing in respect of the Closing Indebtedness, which shall be taken into account; (b) it shall be assumed that the Acquired Companies and their respective lines of business shall be continued as a going concern; (c) there shall not be taken into account any of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made at or after the Closing Date with respect to any of the Acquired Companies or its respective business or assets, or any facts or circumstances that are unique or particular to Buyer or any assets or liabilities of Buyer, or any obligation for the payment of the Purchase Price hereunder; (d) the portion of any prepaid asset for which the underlying value is no longer useful to any of the Acquired Companies following the consummation of the transactions contemplated by this Agreement shall be disregarded; and (e) fees and expenses incident to the transactions contemplated by this Agreement shall be handled in accordance with Section 8.2.2.

2.5.2  Adjustment Statement Review.

Sellers’ Representative, on behalf of all Sellers, shall review the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment and, if Sellers’ Representative reasonably believes that either was not prepared in accordance with Section 2.5.1, Sellers’ Representative shall so notify Buyer in writing no later than the thirtieth (30) day after Sellers’ Representative receipt thereof, setting forth in such notice Sellers’ Representative objection or objections to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment with particularity and the specific changes or adjustments which Sellers’ Representative claims are required to be made thereto in order to conform the same to the terms of Section 2.5.1. Any notice of objection delivered pursuant to this Section 2.5.2 shall specify in reasonable detail the nature of any disagreement so asserted. Buyer shall cause the Acquired Companies to reasonably cooperate with all representatives of Sellers (including Sellers’ Representative) in the review of the Preliminary Adjustment Statement and, without limiting the generality of the foregoing, shall cause the books and records of the Acquired Companies to be made available during normal business hours to such representatives, and shall cause the necessary personnel of the Acquired Companies to assist such representatives in their review of the Preliminary Adjustment Statement, including granting such persons access to the facilities and other assets of the Acquired Companies, in each case, upon reasonable advance notice; provided, that none of the foregoing unreasonably interferes with the normal business operations of Buyer or its Affiliates (including the Acquired Companies).

2.5.3  Adjustment Statement Dispute Resolution.

If Sellers’ Representative timely notifies Buyer in accordance with Section 2.5.2 of an objection to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment, and if Buyer and Sellers’ Representative are unable to resolve such dispute through good faith negotiations within fifteen (15) days after Sellers’ Representative’s delivery of such written notice of objection, then, the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by an accounting firm of national reputation as shall be mutually acceptable to Buyer and Sellers’ Representative (the “Independent Accountants”). Buyer and Sellers’ Representative shall have the opportunity to present their positions with respect to such disputed matters to the Independent Accountants in accordance with the requirements of Section 2.5. The Independent Accountants shall determine and report in writing to Buyer and Sellers’ Representative as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within twenty (20) days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to Buyer, Sellers, Sellers’ Representative and their respective Affiliates; provided that no such determination shall result in adjustments to any items not in dispute and no adjustments shall be greater than claimed in any dispute by Sellers’ Representative. The fees and disbursements of the Independent Accountants shall be allocated between Buyer, on the one hand, and Sellers, collectively, on the other hand, such that Sellers’ share of such fees and disbursements shall be in the same proportion that the aggregate amount of the disputed items and amounts submitted by Sellers’ Representative to the Independent Accountants that are unsuccessfully disputed by Sellers’ Representative (as finally determined by the Independent Accountants) bears to the total amount of such disputed items and amounts so submitted by Sellers’ Representative to the Independent Accountants.

2.5.4  Final Adjustment Statement and Post-Closing Adjustment.

The Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment shall become the “Final Adjustment Statement” and the “Final Post-Closing Adjustment,” respectively, and as such shall become final, binding and conclusive upon Buyer, Sellers, Sellers’ Representative and their respective Affiliates for all purposes of this Agreement, upon the earliest to occur of the following:

(a)  the mutual acceptance by Buyer and Sellers’ Representative of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by Sellers’ Representative and consented to by Buyer;

(b)  the expiration of thirty (30) days after Sellers’ Representative’s receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by Sellers’ Representative in accordance with Section 2.5.2; or

(c)  the delivery to Buyer and Sellers’ Representative by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.5.3.

2.5.5  Adjustment of Purchase Price.

If the Purchase Price (excluding the Tax Benefit Amount which shall be calculated pursuant to, and payable in accordance with, Section 8.4), as finally determined in accordance with this Section 2.5, is greater than the Estimated Purchase Price, then Buyer shall pay the amount of such difference to Sellers’ Representative for the benefit of Sellers by means of a wire transfer of immediately available funds to Sellers’ Account. If the Purchase Price, as finally determined in accordance with this Section 2.5, is less than the Estimated Purchase Price, Sellers shall be responsible, on a several basis, to pay the amount of such difference to Buyer by means of a wire transfer of immediately available funds to an account designated by Buyer; provided, that in lieu of requiring such payments from any Seller, Buyer may (but shall not be obligated to) proceed directly against the Escrowed Funds for all or any portion of such difference payable by such Seller. The Final Post-Closing Adjustment, if any, shall be due and payable pursuant to this Section 2.5.5 no later than two (2) Business Days after the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment become the Final Adjustment Statement and the Final Post-Closing Adjustment, respectively, pursuant to Section 2.5.4. For Tax purposes, any payment by Buyer, Sellers or Beneficial Sellers under this Agreement, including pursuant to Section 8.4 and Article 9, shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by Law.

2.6  Allocation to Sellers and Beneficial Sellers of the Purchase Price.

The payment by Buyer of the Purchase Price (including any additional amount required pursuant to Section 2.5.5) into Sellers’ Account shall constitute payment by Buyer to each Seller and Beneficial Seller and satisfaction of Buyer’s obligation to pay such amount hereunder. After such payment by Buyer, Sellers’ Representative shall be solely responsible for allocating and distributing to each Seller and Beneficial Seller such Seller’s and Beneficial Seller’s respective share of the Purchase Price from the Sellers’ Account. Any collective obligations of Sellers, including payment of transaction fees and expenses, shall be allocated among Sellers and the Beneficial Sellers in accordance with Section 2.6(a) of the Disclosure Letter. The Estimated Purchase Price shall be allocated to Sellers in accordance with Section 2.6(b) of the Disclosure Letter, which section shall be amended by the parties to reflect the distribution of the Rollover Shares to the applicable Sellers prior to the Closing. Any adjustment to the Estimated Purchase Price, the payment of the Tax Benefit Amount and disbursements to Sellers of the Escrowed Funds shall be allocated to Sellers in accordance with Section 2.6(c) of the Disclosure Letter. The portion of the Purchase Price allocated to each Seller (net of obligations and any reserves or holdbacks for indemnification obligations or otherwise established pursuant to this Agreement, the Escrow Agreement, or by Sellers’ Representative in its sole discretion) shall be paid and distributed to such Seller and ultimately to such Beneficial Seller by means of a wire transfer of immediately available funds to an account designated by such Seller and Beneficial Seller to Sellers’ Representative prior to, on, or after the Closing. At the Closing, Sellers and Beneficial Sellers agree that Sellers’ Representative may withhold from the proceeds otherwise distributable to each Seller and Beneficial Seller hereunder, and pay, such Seller’s and Beneficial Seller’s pro-rata portion of any fees or expenses incurred by or on behalf of Sellers in connection with the transactions contemplated hereby. Nothing in this Section 2.6 is intended or shall be construed to confer on any Seller or Beneficial Seller any rights against Buyer in respect of the portion of the Purchase Price allocated to such Seller or Beneficial Seller or the net proceeds received after delivery of same into Sellers’ Account.

2.7  Required Withholding.

Buyer shall be entitled to deduct and withhold from the Purchase Price the applicable Taxes it is required to deduct and withhold from such payment under applicable Laws. If Buyer so deducts or withholds any such amounts, such amounts shall be timely paid by Buyer to the appropriate Taxing Authority and shall be treated for all purposes as having been paid to the Person in respect of whom Buyer made such deduction and withholding.

2.8  Escrow.

At the Closing, Buyer, Sellers’ Representative and KeyBank, N.A. (the “Escrow Agent”) shall enter into an escrow agreement, substantially in the form of Exhibit B hereto (the “Escrow Agreement”), pursuant to which Four Million Dollars ($4,000,000) of the Estimated Purchase Price (the “Escrowed Funds”) shall be deposited into escrow for the purpose of securing any obligations of Sellers or Beneficial Sellers, as the case may be, under this Agreement.

ARTICLE 3

Representations and Warranties Concerning the Transaction

Each Seller and Beneficial Seller severally represents and warrants to Buyer that, except as set forth in the Disclosure Letter and made a part hereof (with any information disclosed in one section of the Disclosure Letter being deemed to be disclosed in such other section of the Disclosure Letter and applicable to such other representations and warranties to the extent that the disclosure is reasonably apparent from its face to be applicable to such other section of the Disclosure Letter and such other representations and warranties), the following statements contained in this Article 3 are true and correct as with respect to such Seller or Beneficial Seller, as the case may be. No Seller or Beneficial Seller makes any representation or warranty in this Article 3 with respect to any other Seller or Beneficial Seller.

3.1  Authority; Capacity and Representation.

(a) Seller possesses all requisite legal right, power, authority and capacity (corporate or otherwise) to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by such Seller pursuant hereto, and consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and such other agreements, instruments and documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized (by corporate action or otherwise) on the part of Seller. If Seller is not a natural person, Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller acknowledges that it, he or she, as the case may be, has had the opportunity to be and has been represented by such advisors, including legal counsel, as such Seller deems necessary in connection with the consummation of the transaction contemplated by this Agreement.

(b) Beneficial Seller possesses all requisite legal right, power, authority and capacity (corporate or otherwise) to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by such Beneficial Seller pursuant hereto, and consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and such other agreements, instruments and documents by Beneficial Seller and the consummation by Beneficial Seller of the transactions contemplated hereby and thereby have been duly and validly authorized (by corporate action or otherwise) on the part of Beneficial Seller. If Beneficial Seller is not a natural person, Beneficial Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Beneficial Seller acknowledges that it, he or she, as the case may be, has had the opportunity to be and has been represented by such advisors, including legal counsel, as such Seller deems necessary in connection with the consummation of the transaction contemplated by this Agreement.

3.2  Ownership of Securities.

Seller is the sole beneficial and record owner and has good and marketable title to all of such Seller’s Respective Securities free and clear of all Liens. Upon delivery to Buyer of the certificates, instruments or agreements, as applicable, representing the Securities and payment for the Securities at Closing as provided in this Agreement, Seller will convey to Buyer good and valid title to the Securities, free and clear of all Liens, other than those created by Buyer.

3.3  Execution and Delivery; Enforceability.

(a) This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Seller in connection herewith will upon such delivery be, duly executed and delivered by Seller and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”).

(b) This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Beneficial Seller in connection herewith will upon such delivery be, duly executed and delivered by Beneficial Seller and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Beneficial Seller, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

3.4  Noncontravention.

(a) Except as set forth in Section 3.4(a) of the Disclosure Letter and the applicable requirements of the HSR Act, neither the execution and delivery of this Agreement or any agreement, instrument or document to be executed and delivered by Seller pursuant hereto, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will: (i) conflict with or result in a breach of, in the case that Seller is not a natural person, any provisions of the Charter Documents of such Seller, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or give rise to any obligation of such Seller to make any payments under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation or imposition of a Lien upon any property, assets or the Securities of such Seller pursuant to any material Contract to which such Seller is a party or by which any of such Seller or any of its respective properties, assets or Securities may be subject, or (iii) violate any Law or Order applicable to such Seller or the Securities of such Seller or by which any properties or assets owned or used by such Seller is bound or affected.

(b) Other than the applicable requirements of the HSR Act, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other Person is required to be obtained or made by Seller in connection with (i) the execution, delivery and performance by such Seller of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection herewith or (ii) the compliance by such Seller with any of the provisions hereof or thereof or the consummation by such Seller of the transactions contemplated hereby or thereby.

(c) Except as set forth in Section 3.4(c) of the Disclosure Letter and the applicable requirements of the HSR Act, neither the execution and delivery of this Agreement or any agreement, instrument or document to be executed and delivered by Beneficial Seller pursuant hereto, nor the consummation by Beneficial Seller of the transactions contemplated hereby or thereby, nor compliance by Beneficial Seller with any of the provisions hereof or thereof, will: (i) conflict with or result in a breach of, in the case that the Beneficial Seller is not a natural person, any provisions of the Charter Documents of such Beneficial Seller, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or give rise to any obligation of such Beneficial Seller to make any payments under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation or imposition of a Lien upon any property, assets or the Securities of such Beneficial Seller pursuant to any material Contract to which such Beneficial Seller is a party or by which any of such Beneficial Seller or any of its respective properties, assets or Securities may be subject, or (iii) violate any Law or Order applicable to such Beneficial Seller or the Securities of such Beneficial Seller or by which any properties or assets owned or used by such Beneficial Seller is bound or affected.

(d) No consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person is required to be obtained or made by Beneficial Seller in connection with (i) the execution, delivery and performance by such Beneficial Seller of this Agreement and any other document, instrument or agreement to be executed and delivered by Beneficial Seller in connection herewith or (ii) the compliance by such Beneficial Seller with any of the provisions hereof or thereof or the consummation by such Beneficial Seller of the transactions contemplated hereby or thereby.

ARTICLE 4

Representations and Warranties Concerning the Acquired Companies

Each Seller and Beneficial Seller severally represents and warrants to Buyer that, except as set forth in the Disclosure Letter and made a part hereof (with any information disclosed in one section of the Disclosure Letter being deemed to be disclosed in such other section of the Disclosure Letter and applicable to such other representations and warranties to the extent that the disclosure is reasonably apparent from its face to be applicable to such other section of the Disclosure Letter and such other representations and warranties), the following statements contained in this Article 4 are true and correct.

4.1  Organization and Good Standing.

Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Alenco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each of the Subsidiaries of Alenco set forth in Section 4.1(a) of the Disclosure Letter (each an “Alenco Subsidiary” and, collectively, the “Alenco Subsidiaries”) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and Section 4.1(a) of the Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of Alenco. Each of the Acquired Companies has all requisite corporate power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated. Each of the Acquired Companies is duly qualified or licensed to do business as a foreign corporation in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Section 4.1(b) of the Disclosure Letter sets forth a true and complete list of: (a) all jurisdictions in which each of the Acquired Companies are qualified or licensed to do business as a foreign corporation, (b) all directors and officers of each of the Acquired Companies, (c) all bank, payroll and securities brokerage accounts of each of the Acquired Companies and all authorized signers for each such account, and (d) all powers of attorney granted by each of the Acquired Companies to any third party that are currently in effect. Each of the Acquired Companies has delivered or made available to Buyer a true, complete and correct copy of the Charter Documents, as currently in effect, for each of the Acquired Companies. The Charter Documents of each of the Acquired Companies are in full force and effect and no Acquired Company is in violation of any of the provisions of its Charter Documents. The minute books (or comparable records) of each of the Acquired Companies have heretofore been made available to Buyer, have been maintained in the ordinary course of business consistent with past practice, and accurately reflect in all material respects all transactions and actions referred to in such minutes and consents in lieu of meetings. The stock books (or comparable records) of each of the Acquired Companies have heretofore been made available to Buyer and are true and complete.

4.2  Capital Stock.

4.2.1  Capital Stock of Parent.

The total number of shares of capital stock of all classes which Parent has the authority to issue is One Hundred Thousand (100,000), which are classified as follows: Eighty Thousand (80,000) shares of Class A Common Stock, $.01 par value, and Twenty Thousand (20,000) shares of Class B Common Stock, $.01 par value. Of such authorized shares, a total of Seventeen Thousand Six Hundred Forty One and Sixty-Three Hundredths (17,641.63) shares of Class A Common Stock are issued and outstanding (each, a “Share,” and collectively, the “Shares”) and are owned of record by Sellers in the respective amounts set forth in Section 4.2.1 of the Disclosure Letter, and no shares of Class B Common Stock are issued and outstanding. In addition, warrants to purchase One Thousand Four Hundred Ten (1,410) shares of Class B Common Stock (the “Warrants”) and options to purchase Two Thousand Six Hundred Sixty-Eight and Sixty Hundredths (2,668.60) shares of Class A Common Stock (the “Stock Options”) are owned by Sellers in the respective amounts set forth in Section 4.2.1 of the Disclosure Letter. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. All of the Warrants and Stock Options have been duly authorized, and were delivered in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. Except for the Stock Options and Warrants, or as set forth in the Security Holders’ Agreement, (a) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of Parent, (b) there does not exist nor is there outstanding any right or security granted to, issued to, or entered into with, any Person to cause Parent to issue, grant or sell any shares of capital stock of Parent to any Person (including any warrant, stock option, call, preemptive right, convertible or exchangeable obligation, subscription for stock or securities convertible into or exchangeable for stock of Parent, or any other similar right, security, instrument or agreement), and there is no commitment or agreement to grant or issue any such right or security, (c) there is no obligation, contingent or otherwise, of Parent to (i) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of Parent, or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person (other than the other Acquired Companies) and (d) there are no bonds, debentures, notes or other indebtedness (other than the Warrants) which have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent are required to vote.

4.2.2  Capital Stock of Alenco.

The authorized capital stock of Alenco consists of (a) Ten Thousand (10,000) shares of preferred stock, $.01 par value and (b) One Million (1,000,000) shares of common stock, $.01 par value. Of such authorized shares, a total of One Hundred (100) shares of common stock are issued and outstanding and are owned of record by Parent (the “Alenco Shares”). The Alenco Shares represent all of the issued and outstanding shares of the capital stock of Alenco. All of the Alenco Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of Alenco. There does not exist nor is there outstanding any right, security, or other agreement granted to, issued to, or entered into with, any Person to cause Alenco to issue, grant or sell any shares of capital stock of Alenco to any Person (including any warrant, option, call, preemptive right, convertible or exchangeable obligation, subscription for stock or securities convertible into stock of Alenco or any other similar right, security instrument or agreement), and there is no commitment or agreement to grant or issue any such right or security. There is no obligation, contingent or otherwise, of Alenco to (a) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of Alenco, (b) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person (other than the other Acquired Companies). There are no bonds, debentures, notes or other indebtedness which have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Alenco are required to vote. Except as set forth in Section 4.2.2 of the Disclosure Letter, Parent has good and marketable title to all of Alenco Shares free and clear of all Liens.

4.2.3  Capital Stock of the Alenco Subsidiaries.

All of the outstanding shares of the capital stock or other ownership interests of each Alenco Subsidiary are owned by Alenco or another Alenco Subsidiary as set forth in Section 4.2.3 of the Disclosure Letter (the “Subsidiary Equity Interests”). The Subsidiary Equity Interests represent all of the issued and outstanding equity interests of the Alenco Subsidiaries. All of the Subsidiary Equity Interests have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Subsidiary Equity Interests. There does not exist nor is there outstanding any right, security, or other agreement granted to, issued to, or entered into with, any Person to cause any Alenco Subsidiary to issue, grant or sell any equity interest of any Alenco Subsidiary to any Person (including any warrant, option, call, preemptive right, convertible or exchangeable obligation, subscription for stock or securities convertible into an equity interest of any Alenco Subsidiary or any other similar right, security instrument or agreement), and there is no commitment or agreement to grant or issue any such right or security. There is no obligation, contingent or otherwise, of any Alenco Subsidiary to (a) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of any Alenco Subsidiary, (b) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person (other than the other Acquired Companies). There are no bonds, debentures, notes or other indebtedness which have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders (or the equivalent) of any Alenco Subsidiary are required to vote. Except as set forth in Section 4.2.3 of the Disclosure Letter, Alenco or another Alenco Subsidiary has good and marketable title to all of the Subsidiary Equity Interests free and clear of all Liens.

4.3  Other Ventures.

Other than Alenco (with respect to Parent) and the Alenco Subsidiaries (with respect to Alenco or another Alenco Subsidiary as set forth on Section 4.2.3 of the Disclosure Letter), none of the Acquired Companies owns of record or beneficially any equity ownership interest in any other Person, nor is it a partner or member of any partnership, limited liability company or joint venture.

4.4  Noncontravention.

(a)  Except as set forth in Section 4.4 of the Disclosure Letter and the applicable requirements of the HSR Act, neither the execution and delivery of this Agreement or any agreement, instrument or document to be executed and delivered by Sellers or Beneficial Sellers pursuant hereto, nor the consummation by Sellers or Beneficial Sellers of the transactions contemplated hereby or thereby, nor compliance by Sellers or Beneficial Sellers with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of the Charter Documents of any Acquired Company, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or give rise to any obligation of any Acquired Company to make any payments under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation or imposition of a Lien upon any property or assets of any Acquired Company or the Securities pursuant to any Material Contract to which any Acquired Company is a party or by which any of them or any of their respective properties or assets used or owned by any Acquired Company may be subject, (iii) subject to receipt of the requisite approvals referred to in Section 4.4 of the Disclosure Letter, contravene, conflict with or result in a violation of, or constitute a failure to comply with, in any material respect, any Law or Order applicable to the Securities or any Acquired Company or by which any properties or assets owned or used by any Acquired Company are bound or affected, or (iv) contravene, conflict with or result in a violation of, in any material respect, any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit that is held by any Acquired Company or that otherwise relates to the business of, or any of the properties or assets owned or used by, any Acquired Company.

(b)  Other than the applicable requirements of the HSR Act, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other Person is required to be obtained or made by any Acquired Company in connection with (i) the execution and delivery of this Agreement or any other document, instrument or agreement to be executed and delivered by any Seller or Beneficial Seller in connection herewith or (ii) the compliance by any Seller or Beneficial Seller with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.

4.5  Financial Statements; Undisclosed Liabilities.

 Buyer has been provided copies of the audited consolidated balance sheet of Parent as of and for the period ended April 1, 2005 (the “Audited Balance Sheet”) and the statement of operations and cash flow for the fiscal year ended April 1, 2005, including the accompanying notes (collectively, the “Audited Financial Statements”), and the unaudited consolidated financial statements of Parent as of and for the eight (8) month period ended November 30, 2005 (the “Interim Financial Statements”). The Audited Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Acquired Companies as of the dates indicated and the results of operations for the periods then ended. The Interim Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Acquired Companies as of the date indicated and the results of operations for the period then ended, subject in each case to (a) the policies and procedures described in Section 4.5(a) of the Disclosure Letter, (b) normal year end adjustments, and (c) the absence of disclosures normally made in footnotes. The balance sheet as of November 30, 2005, which is included in the Interim Financial Statements is herein referred to as the “Acquisition Balance Sheet.” Except as set forth in Section 4.5(b) of the Disclosure Letter, no Acquired Company has any indebtedness, liabilities or obligations of any kind other than those (i) to the extent reflected on or reserved against on the Acquisition Balance Sheet, (ii) incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, (iii) that are immaterial to the Acquired Companies taken as a whole, or (iv) liabilities or obligations under Contracts or Plans to be incurred in the ordinary course of business consistent with past practice in accordance with such Contracts or Plans.

4.6  Absence of Certain Changes or Events.

(a)

(a) Except as set forth in Section 4.6(a) of the Disclosure Letter, since April 2, 2005, the Acquired Companies have been operated in the ordinary course or business consistent with past practice and:

(i) other than circumstances affecting the Acquired Companies and their competitors generally, there has not occurred any event or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(ii) there has not been any change in the Tax reporting (other than as required by applicable Law) or accounting policies or practices of any of the Acquired Companies including practices with respect to the payment of accounts payable or the collection of accounts receivable and none of the Acquired Companies has settled or compromised any material Tax liability, filed any materially amended Tax Returns, other than consistent with past practices for U.S. federal income tax purposes, or made or revoked any material Tax election;

(iii) none of the Acquired Companies has incurred any Indebtedness other than pursuant to the agreements, notes and instruments described in Section 4.22 of the Disclosure Letter, or assumed, guaranteed, or endorsed the Indebtedness of any other Person, or canceled any debt owed to it or released any claim possessed by it, other than in the ordinary course of business consistent with past practice, except for any such incurrences, assumptions, guarantees, endorsements, cancellations and releases which are reflected in the Audited Financial Statements or the Interim Financial Statements, as the case may be;

(iv) (i) none of the Acquired Companies has made, or granted, (A) any bonus or any wage, severance or termination pay, salary or compensation increase to any current or former director, officer, employee or consultant, other than salary increases and bonuses in the ordinary course of business consistent with past practice, (B) any increase of any benefit provided under any employee benefit plan, employment agreement or arrangement, including any fringe benefit plan or arrangement, or (C) any equity or equity-based compensation award; and (ii) except as required to reflect legal requirements or avoid adverse tax consequences to the Acquired Companies or to any employees of the Acquired Companies, none of the Acquired Companies has amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(v) none of the Acquired Companies has issued, transferred, sold or delivered any shares of its capital stock (or its equivalent or options or other convertible securities convertible into or exchangeable or exercisable for, with or without additional consideration, such capital stock or its equivalent) or any other interest therein, or created any Liens on such capital stock except in connection with the exercise of Options;

(vi) none of the Acquired Companies has merged or consolidated with any corporation or other entity or invested in, loaned, made an advance or capital contribution to or otherwise acquired any capital stock or business of any Person, or consummated any business combination transaction, in each case, whether a single transaction or series of related transaction; and

(vii) none of the Acquired Companies has amended its Charter Documents to take, agree to take or authorize any action to wind up its affairs or dissolve or change its corporate or other organizational form or amend any terms of its outstanding securities.

(b) Except as set forth in Section 4.6(b) of the Disclosure Letter, since November 30, 2005:

(i) none of the Acquired Companies has suffered any theft, damage, destruction or loss of or to any tangible asset or assets having a value in excess of Twenty Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate;

(ii) none of the Acquired Companies has sold, assigned, transferred or subjected to any Lien or otherwise disposed of any tangible or intangible assets having a book value in excess of Twenty Five Thousand Dollars ($25,000), except for sales of inventory in the ordinary course of business consistent with past practice and except for Permitted Liens;

(iii) none of the Acquired Companies has purchased or leased, or has committed to purchase or lease, or authorized any capital expenditures or commitment for capital expenditures, of any asset for an amount in excess of Fifty Thousand Dollars ($50,000), except purchases of inventory and supplies in the ordinary course of business consistent with past practice; and

(iv) none of the Acquired Companies has abandoned or cancelled any material Intellectual Property rights.

(c) Except as disclosed in Section 4.6(a) and (b) of the Disclosure Letter, none of Sellers, Beneficial Sellers, Sellers’ Representative or Acquired Companies has entered into any agreement or otherwise committed to do any of the foregoing.

4.7  Taxes.

(a) All Taxes owed by any of the Acquired Companies for all taxable periods, or portions thereof, ending on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid, other than Taxes which are not yet due or which, if due, are not delinquent or are being contested in good faith by appropriate proceedings or have not been finally determined, and for which, in each case, adequate reserves have been established on the Acquisition Balance Sheet or in the books and records of the Acquired Companies.

(b) All Tax Returns required to be filed by or with respect to the Acquired Companies have been duly and timely filed and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects. Sellers have given or otherwise made available to Buyer true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(c) Except as set forth in Section 4.7 of the Disclosure Letter, there are no Tax claims, audits or proceedings by any Taxing Authority pending or threatened in writing in connection with any Taxes due from or with respect to the Acquired Companies, no Taxing Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against any of the Acquired Companies, and no claim has been made in writing by any Taxing Authority in a jurisdiction where the Acquired Companies do not file Tax Returns that they are or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes asserted or assessed against the Acquired Companies have been fully and timely paid, settled or properly reflected in the Acquisition Balance Sheet.

(d) There are not currently in force any waivers or agreements binding upon the Acquired Companies for the extension of time for the assessment or payment of any Tax for any taxable period, and no request for any such waiver or extension is currently pending.

(e) Each of the Acquired Companies has properly withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid (when and if due) to the appropriate Taxing Authority proper and accurate amounts in all respects for all periods ending on or before the date hereof in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all Tax information reporting provisions of all applicable laws.

(f) Except as set forth in Section 4.7 of the Disclosure Letter, none of the Acquired Companies is a party to or bound by any Tax allocation, indemnification or Tax sharing agreement, or any similar agreement, Contract or arrangement, whether written or not (collectively, “Tax Sharing Agreements”), with any other Person.

(g) None of the Acquired Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent or Alenco) nor have any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6, Treas. Req. § 1.1502-78 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(h) There are no Liens for Taxes upon the assets or properties of any of the Acquired Companies, except for statutory Liens for current Taxes not yet due.

(i) None of the Acquired Companies has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

(j) None of the Acquired Companies has agreed, or is required to make, any adjustment under Section 481(a) of the Code, and no Taxing Authority has proposed any such adjustment or change in accounting method.

(k) Any adjustment of Taxes of the Acquired Companies made by the Internal Revenue Service, which adjustment is required to be reported to the appropriate state, local, or foreign Taxing Authorities, has been so reported.

(l) None of the Acquired Companies has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law, and none of the Acquired Companies is subject to any private letter ruling of the IRS or comparable ruling of any other Taxing Authority.

(m) No property owned by any of the Acquired Companies (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(n) None of the Acquired Companies owe any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

4.8  Employees.

Except as set forth in Section 4.8(a) of the Disclosure Letter, at no time since April 2, 2005 has there been any pending or, To Sellers’ Knowledge, threatened in writing since May 17, 2004, controversies, grievances or claims by any employee or former employee of any of the Acquired Companies with respect to his or her employment, termination of employment or any employee benefits (other than routine claims for benefits). Except as set forth in Section 4.8(b) of the Disclosure Letter, none of the Acquired Companies is a party to any collective bargaining agreement or employee grievance procedure or dispute resolution mechanism nor, To Sellers’ Knowledge, is there pending or underway any union organizational activities or proceedings with respect to employees of any of the Acquired Companies. Section 4.8(c) of the Disclosure Letter sets forth a complete list, as of the date hereof, of all employees of any of the Acquired Companies who, for the calendar year ended December 31, 2005, received total employment compensation of One Hundred Fifty Thousand Dollars ($150,000) or more in respect of the twelve (12) month period then ended. Each Acquired Company is and since May 17, 2004 has been in material compliance with all Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Laws, collective bargaining, discriminatory civil rights, safety and health and workmens’ compensation. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to any Acquired Company within the six months prior to Closing. There is no labor strike, slowdown or stoppage pending or, To Sellers’ Knowledge, threatened against any of the Acquired Companies.

4.9  Employee Benefit Plans and Other Compensation Arrangements.

Set forth in Section 4.9(a) of the Disclosure Letter is a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including, without limitation multiemployer plans as defined in Title I or Title IV of ERISA (“Multiemployer Plans”), and all material stock purchase, stock option, severance, employment, collective bargaining, change-in-control, retention, stay-bonus, fringe benefit, bonus, incentive, deferred compensation, employee loan, welfare benefit and all other employee benefit plans, policies or other arrangements, whether or not subject to ERISA, including, without limitation, all “rabbi” trusts (or springing “rabbi” trusts) and all voluntary employee benefits associations, whether formal or informal, oral or written, under which any current or former employee, director or consultant of any Acquired Company has any present or future right to benefits and which are contributed to, sponsored by or maintained by any Acquired Company. All such plans, agreements, policies and arrangements shall be collectively referred to as the “Plans.” With respect to each Plan, Sellers have made available to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (v) any related trust agreement or other funding instrument, (w) the most recent determination or opinion letter, if applicable, (x) for the most recent fiscal year, (I) the annual report on Form 5500, and (II) audited financial statements, (y) any summary plan description or summary of material modification, and (z) any other written communications (or description of any oral communications) by any of the Acquired Companies to employees regarding matters not reflected in any summary plan description or summary of material modification concerning (I) retiree medical or life insurance benefits, (II) provision of any new benefits, (III) any increase in the level of benefits, or (IV) any other changes to any Plan unless such change would not materially increase the expense of maintaining the Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date of this Agreement.

Except as set forth in Section 4.9(b) of the Disclosure Letter:

(a)  none of the Plans is a Multiemployer Plan or a plan subject to Title IV of ERISA (a “Title IV Plan”), and none of the Acquired Companies nor any organization (excluding an Acquired Company) that is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code, Section 4001 of ERISA or, solely with reference to the Coal Industry Retiree Health Benefit Act of 1992, Section 52(a) of the Code (“Controlled Group”) with any Acquired Company has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any Title IV Plan, Multiemployer Plan or, with respect to any member of the Controlled Group, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), that would result in any Loss to any Acquired Company;

(b)  each of the Plans that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification and satisfies the requirements for such qualification in all material respects;

(c)  all of the Plans have been established and operated in compliance in all material respects with their respective terms and all Laws, and all contributions required under the terms of the Plans or applicable Law have been timely made;

(d)  with respect to any Plan, (i) there are no pending or, To Sellers’ Knowledge, threatened actions, suits or claims, including by or on behalf of any of the Plans, by any employee or beneficiary covered under any Plan or otherwise involving any Plan (other than routine claims for benefits), (ii) To Sellers’ Knowledge, no facts or circumstances exist that could give rise to any such material actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, Internal Revenue Service or any other governmental agency is pending, or, To Sellers’ Knowledge, threatened or in progress;

(e)  no amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code;

(f)  except with respect to the Stock Options, the Warrants and the Transaction Bonuses, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, and disregarding any payments or benefits under any Plan that is intended to be qualified under Section 401(a) of the Code or any group health plan, will (i) result in any severance, unemployment compensation, golden parachute or bonus payment becoming due to any director, officer or any employee of the Acquired Companies from the Acquired Companies under any Plan or otherwise, (ii) increase any benefits otherwise payable under any Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) result in any funding (through a grantor trust or otherwise) of compensation or benefits under, or in any other material obligation pursuant to, any Plan or otherwise, or (v) limit or restrict the right of any of the Acquired Companies to merge, amend or terminate any Plan;

(g)  none of the Plans provides medical, health or life insurance benefits to any retired Person, or any current employee of any of the Acquired Companies following such employee’s retirement or other termination of employment, and no Acquired Company has incurred any current or projected liability in respect of such benefits, in either case except as required by applicable Law (including Section 4980B of the Code);

(h)  no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) which is not eligible for an exemption has occurred with respect to any Plan;

(i)  To Sellers’ Knowledge, no event has occurred, and no condition exists, that (i) would subject any Acquired Company, by reason of such Acquired Company’s affiliation with any member (at any time) of its Controlled Group, to any Loss as a result of ERISA, the Code or other applicable Laws relating to any employee benefit plan maintained or contributed to at any time by such a Controlled Group member, or (ii) would subject any Acquired Company to any liability, directly or indirectly, arising out of or relating to obligations to provide health benefits pursuant to the Coal Industry Retiree Health Benefit Act of 1992;

(j)   To Sellers’ Knowledge, no event has occurred, and no condition exists, that would subject any Acquired Company to any excise tax, fine, lien or penalty imposed by ERISA, the Code or other applicable Laws relating to any Plan; and

(k)   As of the date of this Agreement there is no intent that any Plan be materially amended, suspended or terminated or otherwise modified to adversely change benefits (or the levels thereof) under any Plan at any time within the 12 months immediately following the date of this Agreement, except as may be required to reflect legal requirements or avoid adverse tax consequences to the Acquired Companies or to any employees of the Acquired Companies.

4.10  Environmental Matters

. Except as set forth in Section 4.10 of the Disclosure Letter:

(a)  there is and has been no generation, Treatment, Storage, Release, Disposal or transport of any Hazardous Material, regardless of quantity, at, on, under, or from any of the Real Property by any Acquired Company except in conformance with all applicable Laws and the Acquired Companies are and since May 17, 2004 have been in compliance in all material respects with all applicable Environmental Laws;

(b)  To Sellers’ Knowledge, no asbestos or urea formaldehyde containing materials are, or have been incorporated into or used on the buildings or any improvements that are a part of the Real Property, or into other assets or products of the Acquired Companies;

(c)  To Sellers’ Knowledge, there are no electrical transformers, capacitors, fluorescent light fixture with ballasts, or other equipment containing polychlorinated biphenyls on the Real Property;

(d)  all Hazardous Material not in current, usable inventory has been removed from the Real Property and disposed of in compliance with all applicable Laws;

(e)  To Sellers’ Knowledge, no Acquired Company has at any time sent any Hazardous Materials to a site that, pursuant to any applicable Law (A) is or has been placed or proposed for placement on the National Priorities List or any similar state list, or (B) is subject to or the source of an order, demand or request from a Government Authority to take “investigative,” “response,” “corrective,” “removal,” or “remedial” action, as defined in any applicable Law, or to pay for the costs of any such action at any location;

(f)  since May 17, 2004, no Acquired Company has received any notice, order or other communication from any Governmental Authority, citizens’ group, employee or other individual or entity claiming that the Acquired Companies are, or may be, liable for personal injury or property damage or for any other costs or expenses related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Material;

(g)  To Sellers’ Knowledge, there are no underground storage tanks or related piping, or surface impoundments located on, under or at the Real Property; and

(h)   To Sellers’ Knowledge, there are no events, conditions or circumstances reasonably likely to result in liability to any of the Acquired Companies relating to the presence of or exposure to Hazardous Materials.

4.11  Permits; Compliance with Laws.

Except as set forth in Section 4.11 of the Disclosure Letter, each of the Acquired Companies is and since May 17, 2004 has been in compliance in all material respects with all applicable Laws, and possesses all material licenses, permits, registrations, permanent certificates of occupancy, authorizations, and certificates from any Governmental Authority required under applicable Law with respect to the operation of its business as currently conducted (collectively, “Permits”). Except as set forth in Section 4.11 of the Disclosure Letter, none of the Acquired Companies has received since April 2, 2005 any oral and since May 17, 2004 any written notice from any Governmental Authority or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with any Law or Order applicable to the Securities or any Acquired Company or by which any properties or assets owned or used by any Acquired Company are bound or affected, or (b) any actual, alleged, possible or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action.

4.12  Real and Personal Properties.

(a)  Section 4.12(a) of the Disclosure Letter identifies (i) all of the real property owned by any of the Acquired Companies (collectively, the “Owned Real Property”), and (ii) all of the real property demised by leases or subleases (collectively, the “Leases”) to any of the Acquired Companies (collectively, the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). All of the land, buildings, structures and other improvements used by the Acquired Companies in the conduct of their business are included in the Real Property.

(b)  Except as set forth in Section 4.12(b) of the Disclosure Letter, the Leases are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, and the applicable Acquired Company holds a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein. Each of the Acquired Companies (as the case may be) has performed in all material respects all obligations required to be performed by it pursuant to such Leases, and there is no existing or, To Sellers’ Knowledge, threatened default under or breach or violation of any of such Leases by any other party thereto. The Acquired Companies have made available to Buyer a complete and accurate copy of each of the Leases, including all amendments thereto. To Sellers’ Knowledge, there are no leases, subleases, licenses and other agreements granting to any Person other than the tenant under each Lease any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof. The Acquired Companies hold the leasehold estate under and interest in each Leased Real Property free and clear of all Liens except for Permitted Liens and the Liens described in Section 4.12(c) of the Disclosure Letter.

(c)  An Acquired Company owns, with good and marketable title, each parcel of Owned Real Property identified in Section 4.12(a) of the Disclosure Letter, and the Acquired Companies own each of the items of tangible personal property reflected on the Acquisition Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business consistent with past practice since the date of the Acquisition Balance Sheet), free and clear of all Liens, except for Liens identified or described in Section 4.12(c) of the Disclosure Letter, and except for Permitted Liens. The condition of the tangible personal property is sufficient, in all material respects, for the operation of the business as currently conducted by the Acquired Companies.

4.13  Accounts Receivable.

The accounts receivable reflected on the Acquisition Balance Sheet and accounts receivable arising after the date of the Acquisition Balance Sheet and reflected on the books and records of the Acquired Companies represent valid obligations arising from sales actually made. The accounts receivable reflected on the Acquisition Balance Sheet are stated thereon in accordance with GAAP, consistently applied, subject to (a) the policies and procedures described in Section 4.5(a) of the Disclosure Letter, (b) normal year end adjustments, and (c) the absence of disclosures normally made in footnotes. There is no material contest, claim or right of set-off, other than returns in the ordinary course of business consistent with past practice, under any Contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable.

4.14  Inventories.

The inventories reflected on the Acquisition Balance Sheet are stated thereon in accordance with GAAP, consistently applied, subject to (a) the policies and procedures described in Section 4.5(a) of the Disclosure Letter, (b) normal year end adjustments, and (c) the absence of disclosures normally made in footnotes. All of the inventories of the Acquired Companies consist of a quality and quantity usable and salable in the ordinary and usual course of business, except for obsolete items that have been written off or written down to fair market value or for which adequate reserves have been established.

4.15  Intellectual Properties.

Section 4.15(a) of the Disclosure Letter sets forth a complete and correct list of all registered Intellectual Property, pending applications for registration of Intellectual Property and material unregistered Intellectual Property (other than Trade Secrets) included in the Company Intellectual Property. Section 4.15(b) of the Disclosure Letter sets forth all written licenses (excluding Off-the-Shelf Software and end user licenses for mass market Software) pursuant to which any of the Acquired Companies is a party either as a licensee or licensor and any other material agreements under which the Acquired Companies grant or receive any rights to Intellectual Property.

Except as set forth in Section 4.15(c) of the Disclosure Letter:

(a)  The Acquired Companies own and possess all, right, title and interest in and to, or have a valid and enforceable right or license to use the Company Intellectual Property as currently being used.

(b)  Except for the Permitted Liens, the Company Intellectual Property is not subject to any Liens and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to the written license agreements disclosed on Section 4.15(b) of the Disclosure Letter.

(c)   (i) all licenses listed in Section 4.15(b) of the Disclosure Letter are in full force and effect and, To Sellers’ Knowledge, are enforceable against the Acquired Company that is a party thereto and, To Sellers’ Knowledge, the other parties thereto, in accordance with their respective terms, subject in each case to the Enforceability Exceptions; (ii) the Acquired Companies have performed all material obligations required to be performed by them pursuant to the licenses and agreements listed in Section 4.15(b) of the Disclosure Letter; and (iii) there is no existing or, To Sellers’ Knowledge, threatened default under or violation of any of the licenses or agreements listed in Section 4.15(b) of the Disclosure Letter by any other party thereto.

(d)  The Company Intellectual Property owned by any of the Acquired Companies and, To Sellers’ Knowledge, the Company Intellectual Property used by any of the Acquired Companies, is valid, subsisting, in full force and effect, and has not been cancelled, expired or abandoned.

(e)  (i) To Sellers’ Knowledge, none of the Acquired Companies has infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third party; (ii) To Sellers’ Knowledge, the businesses as currently conducted by each Acquired Company do not infringe upon any Intellectual Property right owned or controlled by any third party; and (iii) none of the Acquired Companies has received any written notice regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party);

(f)   There are no claims pending or, To Sellers’ Knowledge, threatened (i) contesting the right of the Acquired Companies to use any of such Acquired Companies’ products and services or (ii) opposing or attempting to cancel any material rights of the Acquired Companies in or to any Company Intellectual Property.

(g)  To Seller’s Knowledge no third party is infringing or has infringed, misappropriated or otherwise violated any of the Company Intellectual Property. No such claims have been brought or threatened against any third party by any of the Acquired Companies.

(h)  After the consummation of the transaction contemplated by this Agreement, each Acquired Company will own all right, title, and interest in or to or have a valid written license to use all Company Intellectual Property on identical terms and conditions that it enjoys immediately prior to such transaction.

(i)  Each of the Acquired Companies is and since May 17, 2004 has been in compliance in all material respects with all applicable Laws regarding the collection and use of personally identifiable information and with the Acquired Companies’ published privacy policies, and, To Sellers’ Knowledge, no Person has gained unauthorized access to or made any unauthorized use of any such personally identifiable information maintained by the Acquired Companies.

4.16  Contracts.

Section 4.16(a) of the Disclosure Letter lists all of the currently effective written agreements or binding oral agreements of the following types to which any of the Acquired Companies is a party or by which any material assets of any of the Acquired Companies is bound or are subject (it being understood that Sellers’ Representative shall be permitted to provide Buyer with a supplement to Section 4.16(a) of the Disclosure Letter to reflect the entering into, or amendment, supplement or other modification of, any such agreements after the date hereof and prior to the Closing Date in compliance with Section 8.1.1 of this Agreement):

(a)  Contracts or group of related Contracts, other than purchase orders entered into in the ordinary course of business consistent with past practice, which involve commitments to make capital expenditures or which provide for the purchase of assets, goods or services by any of the Acquired Companies from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of Seventy Five Thousand Dollars ($75,000);

(b)  Contracts or group of related Contracts, other than sales orders entered into in the ordinary course of business consistent with past practice, which provide for the sale of goods or services by any Acquired Company and under which the undelivered balance of such goods or services has a sale price in excess of Seventy Five Thousand Dollars ($75,000);

(c)  Contracts relating to Indebtedness of any Acquired Company or the granting by any Acquired Company of a Lien on any of its assets;

(d)  Contracts with dealers, distributors or sales representatives;

(e)  joint venture agreements, partnership agreements, and limited liability company agreements and each similar type of Contract (however named) involving a sharing of profits, losses, costs or liabilities with any other Person;

(f)  Contracts with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(g)  employment, confidentiality and non-competition agreements with any employee, officer, consultant or management advisor;

(h)  Contracts not otherwise disclosed herein which limit the freedom of any Acquired Company to engage in any business or compete with any Person;

(i)  Contracts pursuant to which any Acquired Company is a lessor or a lessee of any personal or real property, or holds or operates any tangible personal property owned by another Person, except for any such leases under which the aggregate annual rent or lease payments do not exceed Twenty Five Thousand Dollars ($25,000);

(j)  stock option Contracts, warrants and convertible securities for the purchase or issuance of capital stock of any Acquired Company;

(k)  Contracts restricting the transfer of capital stock of any Acquired Company, obligating any Acquired Company to issue or repurchase shares of its capital stock, or relating to the voting of stock or the election of directors of any Acquired Company;

(l)  Contracts for the sale, assignment, transfer or other disposition of assets involving a purchase price (in a single transaction or a series of related transactions) in excess of Seventy Five Thousand Dollars ($75,000) and under which any Acquired Company has any continuing liability or obligation;

(m)  Contracts relating to the acquisition or sale by any Acquired Company of any operating business or the capital stock or other ownership interest of any other Person and under which any Acquired Company has any continuing liability or obligation;

(n)  Contracts limiting the right of any Acquired Company to engage in or compete with any Person in any business or in any geographical area;

(o)  Contracts not included in subsection (g) providing for severance, retention, change in control or other similar payments;

(p)  Contracts under which there is a continuing obligation to pay any “earnout” payment or deferred or contingent purchase price or any similar payment respecting the purchase of any business or assets;

(q)   Contracts with any Seller, Beneficial Seller, officer or director of any Acquired Company, or any Affiliate of any of the foregoing, or in the case of any individual, any immediate family member of any of the foregoing;

(r)  Contracts not cancelable without penalties (other than de minimis amounts) on less than 60 days notice and under which the Acquired Companies has made or would reasonably be expected to make payments of more than One Hundred Thousand Dollars ($100,000) during any 12-month period;

(s)  Contracts under which any Acquired Company has made advances or loans to any other Person;

(t)  Contracts under which any Acquired Company, directly or indirectly, contingently or otherwise, guarantees the liabilities or obligations of another Person;

(u)   Contracts under which any Acquired Company has continuing indemnification obligations to any Person, other than those entered into (a) in the ordinary course of business consistent with past practice or (b) prior to May 17, 2004; and

(v)   Contracts entered into (i) out of the ordinary course of business consistent with past practice or (ii) in connection with any settlement of any legal proceeding (including any actions, suits, arbitrations, proceedings, investigations or claims), in each case after May 17, 2004 and that involve payments by any Acquired Company in excess of Fifty Thousand Dollars ($50,000).

Correct and complete copies of each Contract required to be identified in Section 4.16(a) of the Disclosure Letter, including amendments thereto (collectively, the “Material Contracts”) have been made available to Buyer. All of the Material Contracts are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. Except as set forth in Section 4.16(b) of the Disclosure Letter, each of the Acquired Companies (as the case may be) has performed in all material respects all obligations required to be performed by it pursuant to such Material Contracts, and there is no existing or, To Sellers’ Knowledge, threatened default under or breach or violation of any of such Material Contracts by any other party thereto.

4.17  Litigation.

Except as set forth in Section 4.17 of the Disclosure Letter, there are no actions, suits, arbitrations, proceedings, investigations or claims of any kind whatsoever, at law or in equity, pending or, To Sellers’ Knowledge, threatened in writing since May 17, 2004, against or involving any of the Acquired Companies involving (i) more than Twenty Thousand Dollars ($20,000) in claims or damages individually or involving the same construction project; (ii) result in the entry of equitable relief or (iii) could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. No Acquired Company is subject to any writ, order, injunction or decree of any Governmental Authority.

4.18  Product Warranty.

There are no statements, citations or decisions by any Governmental Authority to the effect that any product manufactured, marketed or distributed at any time by any Acquired Company (collectively, “Acquired Company Products”) is defective or unsafe or fails to meet any standards promulgated by such Governmental Authority. There have been no recalls ordered by any Governmental Authority with respect to any Acquired Company Product. To Sellers’ Knowledge, there are no written internal communications, evaluations or expert analysis received, written or commissioned by any Seller, Beneficial Seller or any officer of any of the Acquired Companies that identifies any material defect or malfunction in the design, manufacture or operation of any Acquired Company Product. Except as set forth in Section 4.18 of the Disclosure Letter and for claims in the ordinary course of business consistent with past practice to the extent reflected in the financial statements or on the books of the Acquired Companies, there are no material product warranty claims currently pending or, To Sellers’ Knowledge, threatened against any of the Acquired Companies. Other than product warranty claims made in the ordinary course of business consistent with past practice, there have been no material product warranty claims made against any of the Acquired Companies in the past two (2) years. The amount of accrued warranty reflected on the Acquisition Balance Sheet is stated thereon in accordance with GAAP, consistently applied, subject to (a) the policies and procedures described in Section 4.5(a) of the Disclosure Letter, (b) normal year end adjustments, none of which are expected to be material, and (c) the absence of disclosures normally made in footnotes.

4.19  Brokerage.

No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of any of the Acquired Companies, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

4.20  Material Suppliers and Customers.

Except as set forth in Section 4.20 of the Disclosure Letter, no customer which accounted for more than five percent (5%) of sales, and no supplier which accounted for more than five percent (5%) of purchases in the fiscal year ended April 1, 2005 has delivered to any Acquired Company any written notice which cancelled, materially modified, or otherwise terminated its relationship with such Acquired Company or materially decreased its services, supplies or materials to any Acquired Company or its usage or purchase of the services or products of such Acquired Company, nor has any such customer or supplier indicated its intention in writing to such Acquired Company to do any of the foregoing.

4.21  Insurance.

Section 4.21 of the Disclosure Letter contains an accurate and complete list of all insurance policies or binders currently owned, held by or applicable to any of the Acquired Companies (or its respective assets or business) since January 1, 2004. All such policies required to be disclosed in Section 4.21 of the Disclosure Letter are in full force and effect, all premiums that are due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to such policies. Such policies are valid, outstanding and enforceable policies and will remain in effect after the Closing and the applicable limits under such policies have not been exhausted. Neither Sellers nor any Acquired Company has received any written notice from any of its insurance carriers that any insurance premiums will or may be materially increased in the future or that any insurance coverage set forth in Section 4.21 of the Disclosure Letter will or may not be renewed on substantially the same terms as now in effect. Sellers have provided to Buyer loss-run information from January 1, 1992 through December 9, 2005 that Sellers downloaded from American Insurance Group’s IntelliRisk system.

4.22  Indebtedness.

Section 4.22 of the Disclosure Letter sets forth a listing of all Indebtedness of any of the Acquired Companies and the agreements under which that Indebtedness exists (it being understood that Sellers’ Representative shall be permitted to provide Buyer with a supplement to Section 4.22 of the Disclosure Letter after the date hereof and prior to the Closing Date to reflect any additions or deletions thereto that are made in compliance with Section 8.1.1 of this Agreement).

4.23  Related Party Transactions.

 Except as set forth in Section 4.23 of the Disclosure Letter, no Seller, Beneficial Seller, or employee, officer or director of any Acquired Company, or any of its, his or her Affiliates or, in the case of any individual, any member of his or her immediate family (each a “Related Person”) (a) owes any amount to any Acquired Company nor does any Acquired Company owe any amount to, or has any Acquired Company committed to make any loan or extend or guarantee credit to or for the benefit of any Related Person (other than any participant loans under any Plan and any payments to, and reimbursement of fees and expenses of, employees, directors and officers of the Acquired Companies in the ordinary course of business consistent with past practice and pursuant to the terms of the Lincap Management Agreement), (b) owns any property or right, tangible or intangible, that is used by any Acquired Company or (c) has any claim or cause of action against any Acquired Company, other than claims for accrued compensation or benefits arising in the ordinary course of employment or under any Plans.

ARTICLE 5

Representations and Warranties of Buyer

Buyer represents and warrants to each Seller and each Beneficial Seller that the following statements contained in this Article 5 are true and correct.

5.1  Organization; Authorization

. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by Buyer pursuant hereto. The execution, delivery and performance of this Agreement and such other agreements, instruments and documents by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized (by corporate action or otherwise) on the part of Buyer.

5.2  Execution and Delivery; Enforceability

. This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Buyer in connection herewith, will upon such delivery be, duly executed and delivered by Buyer and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

5.3  Governmental Authorities; Consents

.

(a)  Except for the applicable requirements of the HSR Act, neither the execution and delivery of this Agreement or any agreement, instrument or document to be executed and delivered by Buyer pursuant hereto, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will: (i) conflict with or result in a breach of Buyer any provisions of the Charter Documents of Buyer, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or give rise to any obligation of Buyer to make any payments under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation or imposition of a Lien upon any property, assets of Buyer pursuant to any material Contract to which Buyer is a party or by which any of its respective properties or assets may be subject, other than any such consequences that could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, or (iii) violate any Law or Order applicable to Buyer or by which any properties or assets owned or used by Buyer is bound or affected.

(b)  Other than the applicable requirements of the HSR Act, no consent, approval, authorization or permits of, or filing with or notification to, any Governmental Authority or other Person is required to be obtained or made by Buyer in connection with (i) the execution, delivery and performance by Buyer of this Agreement or any other document, instrument or agreement to be executed and delivered by Buyer in connection herewith or (ii) the compliance by Buyer with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.

5.4  Brokerage.

No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement, other than fees payable to CxCIC, LLC.

5.5  Investment Intent; Restricted Securities.

Buyer is acquiring the Securities solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Securities or dividing its participation herein with others. Buyer is an “accredited investor” within the meaning of Rule 501 promulgated under the 1933 Act. Buyer understands and acknowledges that (a) none of the Securities have been registered or qualified under the 1933 Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Securities constitute “restricted securities” as defined in Rule 144 under the 1933 Act; (c) none of the Securities are traded or tradable on any securities exchange or over-the-counter; and (d) none of the Securities may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Securities and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Buyer will refrain from transferring or otherwise disposing of any of the Securities acquired hereunder or any interest therein in any manner that would cause any Seller to be in violation of the 1933 Act or any applicable state securities Laws.

5.6  Financing.

The direct parent company of Buyer has entered into a commitment letter with UBS Loan Finance LLC, UBS AG Stamford Branch, UBS Securities LLC, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., JPMorgan Chase Bank and J.P. Morgan Securities Inc., which letter is attached as Exhibit 5.6 (the “Commitment Letter”), the proceeds of which, together with the equity capital available to Buyer, will be sufficient to permit Buyer to consummate the transactions contemplated by this Agreement. As of the date hereof, Buyer is not aware of any facts, circumstance or occurrence that makes any of the assumptions or statements set forth in the Commitment Letter inaccurate in any material respect or that causes the Commitment Letter to be ineffective; provided, that no representation or warranty is made by Buyer respecting any fact, circumstance occurrence that constitutes a breach of Sellers’ or Beneficial Sellers’ representations, warranties and covenants under this Agreement.

ARTICLE 6

Conditions Precedent

6.1  Conditions to Buyers’ Obligations.

The obligation of Buyer to consummate the closing of the transaction contemplated in this Agreement is subject to the satisfaction or waiver, at or before the Closing, of the following conditions set forth in this Section 6.1:

(a)  any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated, and all other material filings, notifications, authorizations, approvals, consents, Permits, waivers and other approvals that are required in connection with the consummation of the transactions contemplated by this Agreement shall have been made with or obtained from all applicable Governmental Authorities, and all filings, notifications, authorization, approvals, consents, waivers and other approvals set forth in Section 6.1(a) of the Disclosure Letter shall have been made with or obtained from all applicable other Persons;

(b)  there shall be no suit, action, investigation or proceeding pending or threatened before any court, agency or other Governmental Authority by which damages are sought or by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect;

(c)  no Law or Order (including any temporary, preliminary or permanent injunction or order of any Governmental Authority) shall be in effect that prohibits the consummation of the transactions contemplated by this Agreement;

(d)  (i) the representations and warranties of Sellers contained in this Agreement that are not qualified by materiality or Material Adverse Effect shall have been true and correct in all material respects as of the date hereof and as of the Closing as though then made, and the representations and warranties of Sellers contained this Agreement that are qualified by materiality or Material Adverse Effect shall have been true and correct as of the date hereof and as of the Closing as though then made; (ii) Sellers, Beneficial Sellers and Sellers’ Representative shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Sellers, Beneficial Sellers or Sellers’ Representative at or prior to the Closing; and (iii) Sellers’ Representative, on behalf of Sellers and Beneficial Sellers, shall have executed and delivered to Buyer a certificate stating that each of the conditions specified above in clauses (i) and (ii) is satisfied;

(e)  the Lincap Management Agreement shall have been terminated;

(f)  there shall not have occurred any event and there shall not exist any condition or set of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(g)  Buyer shall have received from each applicable Seller all agreements representing the Stock Options or Warrants, in each case, duly endorsed for transfer or accompanied by an appropriate instrument of assignment and transfer;

(h)  Buyer shall have received from each Seller all certificates for the Shares, duly endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and transfer;

(i)  Buyer shall have received the written resignation, effective as of the Closing, of each director and officer of the Acquired Companies listed on Section 6.1(i) of the Disclosure Letter;

(j)  Buyer shall have received payoff letters in a commercially reasonable form with respect to the Repaid Closing Indebtedness which letters provide for the release of all Liens relating to the Repaid Closing Indebtedness following satisfaction of the terms contained in such payoff letters;

(k)  Buyer shall have received certificates of good standing as of the most recent practicable date from Secretary of State where each of the Acquired Companies is incorporated;

(l)  Buyer shall have received an affidavit of each Seller or, with respect to any Seller that is not an individual, an officer of such Seller sworn to under penalty of perjury, setting forth such Seller’s name, address and Federal tax identification number and stating that such Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986 (a “FIRPTA Affidavit”);

(m)  Buyer shall have received the written opinion of Calfee, Halter & Griswold LLP, dated as of the Closing Date, in form and substance reasonably acceptable to Buyer (it being understood that Buyer’s financing sources may rely upon such opinion); and

(n)  Buyer shall have received each other document required to be delivered to Buyer pursuant to this Agreement, including the Escrow Agreement.

Any agreement or document to be delivered to Buyer pursuant to this Section 6.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.

6.2  Conditions to Sellers’ Obligations.

The respective obligations of Sellers to consummate the closing of the transaction contemplated in this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 6.2:

(a)  any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated, and all other material filings, notifications, authorizations, approvals, consents, Permits, waivers and other approvals that are required in connection with the consummation of the transactions contemplated by this Agreement shall have been made with or obtained from all applicable Governmental Authorities;

(b)  no Law or Order (including any temporary, preliminary or permanent injunction or order of any Governmental Authority) shall be in effect that prohibits the consummation of the transactions contemplated by this Agreement;

(c)  (i) the representations and warranties of Buyer contained in this Agreement that are not qualified by materiality shall have been true and correct in all material respects as of the date hereof and as of the Closing as though then made and the representations and warranties of Buyer contained in this Agreement that are qualified by materiality shall have been true and correct as of the date hereof and as of the Closing as though then made; (ii) Buyer shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Buyer at or prior to the Closing; and (iii) Buyer shall have executed and delivered to Sellers and Beneficial Sellers a certificate stating that each of the conditions specified in clauses (i) and (ii) is satisfied;

(d)  Buyer shall have (i) delivered to Sellers’ Account the Closing Date Payment in accordance with Section 2.4.1; and (ii) deposited the Escrowed Funds in escrow pursuant to Sections 2.4.1 and 2.7 hereof;

(e)  Buyer shall have satisfied the Repaid Closing Indebtedness in accordance with Section 2.4.2;

(f)   Each applicable Seller that has contributed any Rollover Shares shall have received from the Rollover Buyer, to the extent of such contribution, an equivalent value of shares of capital stock of the Rollover Buyer in accordance with the Participation Agreements;

(g)   Sellers’ Representative on behalf of Sellers and Beneficial Sellers shall have received the written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as counsel to Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller’ Representative; and

(h)  Sellers, through Sellers’ Representative, shall have received each other document required to be delivered to Sellers pursuant to this Agreement, including the Escrow Agreement.

Any agreement or document to be delivered to Sellers or Beneficial Sellers pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Sellers’ Representative.

ARTICLE 7

The Closing

The consummation of the transactions contemplated herein (the “Closing”) will take place on the date that is no later than the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article 6 hereof and shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP in New York, New York or at such other time and place as to which Buyer and Sellers’ Representative may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The transfers and deliveries described in Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 6 shall also have occurred or been waived in writing by the party entitled to waive the same, it being understood that Sellers’ Representative shall have the authority to waive on behalf of Sellers, Beneficial Sellers, any Seller or any Beneficial Seller any delivery required at or before the Closing by Buyer hereunder. Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of 11:59 p.m. on the Closing Date.

ARTICLE 8

Additional Covenants and Agreements

8.1  Pre-Closing Covenants and Agreements.

8.1.1  Conduct of Business

. During the period between the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with Section 8.1.4 or the Closing Date (the “Pre-Closing Period”), except as otherwise expressly provided for in this Agreement or the Disclosure Letter or except to the extent Buyer otherwise consents in writing, Sellers shall cause each of the Acquired Companies to: (i) be operated in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its respective business organizations, to keep available the services of their present officers and key employees and to preserve their goodwill and present relationships with customers, suppliers, landlord and other Persons doing business with the Acquired Companies, as applicable. Without limiting the generality of the foregoing, except as contemplated by this Agreement, during the Pre-Closing Period, without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed, Sellers shall not permit any of the Acquired Companies to take, or agree (whether in writing or otherwise) to take, any action that would result in a violation of Section 4.6 hereof. In addition, during the Pre-Closing Period, without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed, Sellers shall not permit any of the Acquired Companies to, other than in the ordinary course of business consistent with past practice or as contemplated herein with respect to the consummation of the transactions contemplated hereby, (A) enter into a Contract that, had it been entered into prior to the date hereof, would have constituted a Material Contract and (B) enter into any amendment, cancellation, termination, relinquishment, waiver or release of any Material Contract or any Contract entered into pursuant to clause (A) of this sentence. Sellers shall cause the Acquired Companies to provide notice to Buyer with respect to any action taken by the Board of Directors of Parent or Alenco, except for those contemplated herein with respect to the consummation of the transactions contemplated hereby.

8.1.2  Access.

During the Pre-Closing Period, Buyer and its representatives (including any financing sources and their respective representatives) shall continue to have reasonable access to the personnel, facilities, counsel, accountants, consultants, representatives and books and records (consistent with applicable privacy Laws) of the Acquired Companies to conduct such necessary inspections as Buyer may reasonably request. No investigation of Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of each Seller contained in this Agreement.

8.1.3  Satisfaction of Closing Conditions.

During the Pre-Closing Period and subject to the terms and conditions of this Agreement, Sellers, on the one hand, and Buyer, on the other hand, will use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary under the terms of this Agreement or under applicable Laws to cause the satisfaction of the conditions set forth in Article 6 and to consummate the transactions contemplated by this Agreement, including using their respective commercially reasonable efforts to obtain all authorizations, consents, Permits, waivers or other approvals of all Governmental Authorities or other Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and the parties shall cooperate with each other with respect to each of the foregoing. Prior to the Closing, AWC Investment LLC shall distribute the Rollover Shares to the applicable Sellers.

8.1.4  Termination.

This Agreement may be terminated:

(a)	by mutual written consent of Buyer and Sellers’ Representative at any time prior to the Closing;

(b)
(i) by Buyer if it is not then in material breach of its obligations under this Agreement and if (x) any of the representations and warranties of Sellers, Beneficial Sellers or Sellers’ Representative in this Agreement are or become untrue or inaccurate such that the condition set forth in Section 6.1(d)(i) would not be satisfied or (y) there has been a breach on the part of any Seller, Beneficial Seller or Sellers’ Representative of any of their covenants or obligations in this Agreement such that the condition set forth in Section 6.1(d)(ii) would not be satisfied and, in either case, such breach or inaccuracy is not waived or cured within thirty (30) days after being notified of the same or is incapable of being cured; provided, that any notice to Sellers’ Representative shall be deemed a notice to any such breaching Seller or Beneficial Seller; and (ii) by Sellers’ Representative if none of Sellers, Beneficial Sellers or Sellers’ Representative are then in material breach of their respective obligations under this Agreement and if (x) the representations and warranties of Buyer in this Agreement are or become untrue or inaccurate such that the condition set forth in Section 6.2(c)(i) would not be satisfied or (y) there has been a breach on the part of Buyer of any of its covenants or obligations in this Agreement such that the condition set forth in Section 6.2(c)(ii) would not be satisfied and, in either case, such breach or inaccuracy is not waived or cured within thirty (30) days after being notified of the same or is incapable of being cured;

(c)
by (i) Buyer if any of the conditions in Section 6.1 has not been satisfied on or before March 24, 2006 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition; or (ii) Sellers’ Representative if any of the conditions in Section 6.2 has not been satisfied on or before March 24, 2006 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers, Beneficial Seller or Sellers’ Representative to comply with their obligations under this Agreement) and Sellers’ Representative has not waived such condition; or

(d)
by Buyer or Sellers’ Representative, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 24, 2006.

If this Agreement is terminated pursuant to this Section 8.1.4, then all provisions of this Agreement shall thereupon become void without any liability on the part of any party hereto to any other party hereto except that (x) this Section 8.1.4 and Sections 8.2.2, 8.2.4 and Article 11 shall survive any such termination and (y) nothing herein shall relieve any party from any liability for any willful or intentional breach hereof occurring prior to such termination. If Sellers’ Representative terminates this Agreement pursuant to (x) Section 8.1.4(b)(ii) or (y) Section 8.1.4(c)(ii) or Section 8.1.4(d) and, in the case of this clause (y), all of the conditions to Buyer’s obligation to consummate the Closing under Section 6.1 have been satisfied, then Buyer shall pay to the Sellers’ Representative on behalf of all Sellers and Beneficial Sellers a fee of $7,000,000 (the “Buyer Termination Fee”) in immediately available funds no later than three (3) Business Days after such termination. Notwithstanding anything to the contrary in this Agreement, Sellers’ Representative’s right to receive payment of the Buyer Termination Fee pursuant to this Section 8.1.4 shall be the sole and exclusive remedy of Sellers, Beneficial Sellers and Sellers’ Representative or any of their respective Affiliates against Buyer or any of its Subsidiaries or any of their respective officers, directors, employees, stockholders, Affiliates, control persons or any Affiliate of any of the foregoing for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Buyer Termination Fee in accordance with this Section 8.1.4, none of Buyer or its Subsidiaries or any of their respective officers, directors, employees, stockholders, Affiliates, control persons or any Affiliate of any of the foregoing shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

8.1.5  Updating of the Disclosure Letter.

On or before the Closing Date, Sellers’ Representative, on behalf of all Sellers and Beneficial Sellers, may deliver to Buyer an updated Disclosure Letter with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been necessary to be set forth or described in any of the sections in the Disclosure Letter. Any disclosure in any updated section in the Disclosure Letter shall not be deemed to have cured any breach of any representation or warranty made in this Agreement, including for purposes of the indemnifications provided for in Article 9 hereof, or of determining whether or not the conditions set forth in Section 6.1(c) has been satisfied, except as specifically provided in Sections 4.16 and 4.22, to identify the Rollover Shares in Sections 2.6(b) and 4.2.1 of the Disclosure Letter, and for those matters that Buyer consents to in writing pursuant to Section 8.1.1 hereof.

8.1.6  Pre-Closing Publicity.

During the Pre-Closing Period, any disclosures or announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon in writing by Sellers’ Representative and Buyer, except as may be required by Law or by any Governmental Authority or the rules of any stock exchange or trading system.

8.1.7  Golden Parachute Taxes

. Parent shall take all actions necessary to obtain approval by shareholders of Parent of any payments to any employees or shareholders that may be subject to excise taxes under Section 4999 of the Code.

8.1.8  Cooperation with Financing

. Sellers and Beneficial Sellers shall cause the senior management employees of the Acquired Companies to reasonably cooperate with Buyer in connection with the arrangement of the financing contemplated by the Commitment Letter including (i) participation in meetings, presentations, drafting sessions and due diligence sessions, (ii) furnishing Buyer and its Affiliates and its financing sources with financial and other pertinent information regarding the Acquired Companies as may be reasonably requested by Buyer, including such monthly financial information as is prepared by the Acquired Companies in the ordinary course of business consistent with past practice, (iii) assisting Buyer and its Affiliates and its financing sources in the preparation of an information memorandum for any debt to be raised to complete the transactions contemplated by this Agreement and materials for rating agency presentations, and (iv) reasonably cooperate with the marketing efforts of Buyer and its financing sources for any debt to be raised to complete the transactions contemplated by this Agreement, including using commercially reasonable efforts to cause the Acquired Companies to actively assist the financing sources in achieving a timely syndication of the debt financing contemplated by the Commitment Letter that is reasonably satisfactory to the applicable financing sources. In addition, Sellers and Beneficial Sellers shall cause the legal and accounting advisors of the Acquired Companies to reasonably cooperate with Buyer in connection with the arrangement of the financing contemplated by the Commitment Letter, including providing any consents relating to the Audited Financial Statements and permitting reliance to any prepared legal opinions.

8.1.9   Termination of Affiliate Relations

.

(a)  On or prior to the Closing Date, all liabilities or obligations of any kind owed to Sellers and Beneficial Sellers and their Affiliates (other than Sellers and Beneficial Sellers who will continue to be officers or employees of any of the Acquired Companies immediately after the Closing, including obligations under the applicable Employment Agreement for such individuals) by any of the Acquired Companies, or owed to any of the Acquired Companies by Sellers and Beneficial Sellers and their Affiliates (other than Sellers and Beneficial Sellers who will continue to be officers or employees of any of the Acquired Companies immediately after the Closing) shall in each case be settled or cancelled, such that immediately on or prior to the Closing, all such liabilities or obligations shall have been extinguished.

(b)  All agreements between any of the Acquired Companies, on the one hand, and Sellers and Beneficial Sellers and their Affiliates (other than Sellers and Beneficial Sellers who will continue to be officers or employees of any of the Acquired Companies immediately after the Closing, including the applicable Employment Agreement for such individuals), on the other hand, shall be terminated as of the Closing, and all liabilities of any kind thereunder shall thereupon be discharged and released.

8.1.10   No-Shop

. During the Pre-Closing Period, none of Sellers, Beneficial Sellers or Sellers’ Representative shall, nor shall any Sellers, Beneficial Sellers or Sellers’ Representative permit any of their respective Affiliates or any of the Acquired Companies to, nor shall any Sellers, Beneficial Sellers or Sellers’ Representative authorize or permit any of its or their respective shareholders, directors, officers, employees, financial advisors, counsel, accountants, representatives or agents (collectively, the “Seller Representatives”) to, directly or indirectly, (i) solicit, facilitate, initiate, encourage or take any action to solicit, facilitate, initiate or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal (as defined herein), (ii) participate or engage in any discussions or negotiations with, or provide any information to, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might result in an Acquisition Proposal, or (iii) enter into any agreements or other instruments concerning any Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates or permitted assigns) relating to (A) any stock purchase, merger, consolidation, recapitalization, share exchange, liquidation or other direct or indirect business combination, involving Parent or any other Acquired Companies; (B) the issuance or acquisition of shares of capital stock or other equity interests of Parent or any other Acquired Companies; (C) any stock purchase, that if consummated, would result in any Person, (other than Buyer and its Affiliates) owning any shares of capital stock or other equity interests of Parent or any other Acquired Companies; or (D) the sale, lease, exchange, license (whether exclusive or not), franchise, or other disposition of any significant portion of the business or assets of Parent or any other Acquired Companies. Sellers, Beneficial Sellers and Sellers’ Representative shall immediately cease and cause to be terminated, and shall cause their Affiliates and the Acquired Companies and all Seller Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could to lead to, an Acquisition Proposal. Sellers, Beneficial Sellers and Sellers’ Representative shall promptly after the date hereof obtain the return or destruction of all confidential information concerning the Acquired Companies provided to any Person (other than Buyer and its Affiliates and representatives) in connection with such Person’s consideration prior, to the date hereof, of making an Acquisition Proposal. In addition, Sellers’ Representative shall advise Buyer of any bona fide written Acquisition Proposal, the material terms thereof and the identity of the Person making same within two Business Days after receipt thereof by any Seller, Beneficial Seller, Sellers’ Representative, any of their respective Affiliates or any of the Acquired Companies. Each of Sellers, Beneficial Sellers and Sellers’ Representative agrees that the right and remedy for noncompliance with this Section 8.1.10 is to have such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

8.2  Miscellaneous Covenants.

8.2.1  Post-Closing Publicity.

 Following the Closing, no party shall make any disclosure or comment regarding the specific terms of this Agreement or the transactions contemplated herein (other than confidential disclosures to limited partners or prospective investors) without the prior approval of Buyer or Sellers’ Representative, as the case may be, which approval shall not be unreasonably withheld, except as may be required by Law or by any Governmental Authority or the rules of any stock exchange or trading system or reasonably necessary to enforce any rights under this Agreement. Each party shall be entitled to disclose or comment to any Person that a transaction has been consummated.

8.2.2  Expenses.

Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder, and Sellers, Beneficial Sellers or the Acquired Companies (with the Acquired Companies only being obligated for payment of any expenses of Sellers, Beneficial Sellers or the Acquired Companies if such payment is made prior to the Closing or such expenses are fully accrued on the Final Adjustment Statement) shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Sellers, Beneficial Sellers or any Acquired Company (on behalf of Sellers or Beneficial Sellers) or their respective representatives or are otherwise expressly allocated to Sellers hereunder.

8.2.3  No Assignments.

No assignment of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect; provided, however, that (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any controlled Affiliate of Buyer provided, further, that no such assignment shall relieve Buyer of its obligations hereunder; and (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources.

8.2.4  Confidentiality Agreement.

Notwithstanding the execution of this Agreement, the parties acknowledge that the confidentiality agreement executed by Alenco, Buyer and others, dated September 1, 2005, as amended (the “Confidentiality Agreement”), remains in full force and effect pursuant to the terms thereof, except to the extent reasonably necessary for Buyer to enforce any of its rights under this Agreement, but shall terminate at the Closing.

8.2.5  Confidential Obligation of Sellers. In the event of the consummation of the transactions contemplated hereby, from and after the Closing Date, each of Sellers and Beneficial Sellers (other than Sellers and Beneficial Sellers who will continue to be officers or employees of any of the Acquired Companies immediately after the Closing) agrees, and agrees to cause each of their respective directors, officers, employees, counsel, accountants, consultants and other representatives to, keep confidential any and all confidential information or documents relating to any Acquired Company or the properties, assets, operations, business or results of operations of any Acquired Company, and shall not disclose such information or documents to any Person or use such information or documents in any manner without the prior written consent of Buyer. Notwithstanding the foregoing, the parties acknowledge that the foregoing confidentiality covenant does not apply to: (a) the extent disclosure is required by Law or by any Governmental Authority or the rules of any stock exchange or trading system (provided, that the disclosing party shall provide Buyer with prompt written notice of any such requirement so that Buyer has an opportunity to seek, at Buyer’s expense, a protective order or other appropriate remedy), (b) the extent reasonably necessary to enforce or defend any breach of this Agreement or any document or agreement delivered hereunder or any of the provisions set forth herein or therein, (c) the fact that a transaction has been consummated or the amount of revenues of the Acquired Companies, or (d) customary disclosure to a party’s investors, limited partners, or potential investors or limited partners, or otherwise in connection with the preparation of any confidential offering memorandum materials, fund raising or similar actions of such party. Each of Sellers and Beneficial Sellers agrees that the right and remedy for noncompliance with this Section 8.2.5 is to have such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyer and each Acquired Company and that money damages would not provide an adequate remedy to Buyer or any Acquired Company.

8.2.6  Access by Sellers.

Buyer shall, and shall cause each of the Acquired Companies to, for a period of five (5) years after the Closing Date, during normal business hours and upon reasonable advance notice, provide Sellers’ Representative and its designees and representatives with such reasonable access to the books and records of the Acquired Companies as may be reasonably requested by Sellers’ Representative, who shall be entitled, at its expense, to make extracts and copies of such books and records. Buyer agrees that it shall not, during such five (5) year period, destroy or cause or permit to be destroyed any material books or records without first obtaining the consent of Sellers’ Representative (or providing to Sellers’ Representative notice of such intent and a reasonable opportunity to copy such books or records, at Sellers’ expense, at least thirty (30) days prior to such destruction).

8.2.7  Continuation of Indemnification.

The Acquired Companies shall, in accordance with their respective Certificate of Incorporation and By-Laws or the Articles of Incorporation and Code of Regulations or other organizational document, continue to indemnify and hold harmless each of the present and former directors, officers, managers, partners, employees and agents of the Acquired Companies, in their capacities as such, from and against all damages, costs and expenses actually incurred or suffered in connection with any threatened or pending action, suit or proceeding at law or in equity by any Person or any arbitration or administrative or other proceeding relating to the businesses of the Acquired Companies or the status of such individual as a director, officer, manager, partner, employee or agent prior to the Closing, to the fullest extent permitted by any applicable Law. Buyer agrees not to amend or modify the Certificate of Incorporation and By-Laws or the Articles of Incorporation and Code of Regulations, or other organizational document, as the case may be, of each of the Acquired Companies with respect to any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect on the Closing Date for the benefit of the (current or former) officers, directors, managers, partners, employees and agents (except to the extent that such amendment preserves or broadens the indemnification or other rights theretofore available to such officers, directors employees and agents). If any of the Acquired Companies merge into, consolidate with or transfer all or substantially all of their assets to another Person, then and in each such case, Buyer shall make and shall cause the Acquired Companies to make proper provision so that the surviving or resulting corporation or the transferee in such transaction shall assume the obligations of Buyer and the Acquired Companies under this Section 8.2.7 to the extent such assumption does not occur by operation of Law. This Section 8.2.7 shall continue for a period of six (6) years following the Closing and is intended to benefit each director, officer, manager, partners, agent or employee who has held such capacity on or prior to the Closing Date and is now or at any time during such six-year period entitled to indemnification or advancement of expenses pursuant to any provisions contained in the Certificate of Incorporation, Articles of Incorporation, Code of Regulations, By-Laws or other organizational document as of the date hereof.

8.2.8  Sellers’ Representative.

Sellers and Beneficial Sellers hereby designate Sellers’ Representative to execute any and all instruments or other documents on behalf of Sellers and Beneficial Sellers, and to do any and all other acts or things on behalf of Sellers and Beneficial Sellers, which Sellers’ Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the transactions contemplated hereby and the performance of all obligations hereunder before, at or following the Closing. Without limiting the generality of the foregoing, Sellers’ Representative shall have the full and exclusive authority to (a) agree with Buyer with respect to any matter or thing required or deemed necessary by Sellers’ Representative in connection with the provisions of this Agreement calling for the agreement of Sellers or Beneficial Sellers, give and receive notices on behalf of all Sellers and Beneficial Sellers, and act on behalf of Sellers and Beneficial Sellers in connection with any matter as to which Sellers or Beneficial Sellers are or may be obligated under this Agreement or the Escrow Agreement, all in the absolute discretion of Sellers’ Representative, (b) in general, do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by Sellers’ Representative to be necessary or advisable in connection with, this Agreement, and (c) take all actions necessary or desirable in connection with the defense or settlement of any indemnification claims pursuant to Article 9 or Article 10 and performance of obligations under Article 2, including to withhold funds for satisfaction of expenses or other liabilities or obligations or to withhold funds for potential indemnification claims made hereunder. Sellers and Beneficial Sellers shall cooperate with Sellers’ Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder. All decisions by Sellers’ Representative shall be binding upon all Sellers and Beneficial Sellers, and no Seller or Beneficial Seller shall have the right to object, dissent, protest or otherwise contest the same. Sellers’ Representative may communicate with any Seller or Beneficial Seller or any other Person concerning his responsibilities hereunder, but it is not required to do so. Sellers’ Representative has a duty to serve in good faith the interests of Sellers and Beneficial Sellers and to perform its designated role under this Agreement, but Sellers’ Representative shall have no financial liability whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which it directly causes by an act of willful misconduct. Sellers and Beneficial Sellers shall indemnify and hold harmless Sellers’ Representative against any loss, expense (including reasonable attorney’s fees) or other liability arising out of its service as Sellers’ Representative under this Agreement, other than for harm directly caused by an act of willful misconduct. Sellers’ Representative may resign at any time by notifying Buyer, Sellers and Beneficial Sellers in writing.

8.2.9  Further Assurances

. From time to time after the Closing, at the request of Buyer, Sellers, Beneficial Sellers and Sellers’ Representative shall execute and deliver any further instruments and take such other action as Buyer may reasonably request to carry out the transactions contemplated hereby.

8.2.10   Termination of Security Holders’ Agreement and 2004 Mezzanine Financing Agreement

. With respect to the transactions contemplated by this Agreement, each Seller and Beneficial Seller hereby waives the applicability of, and the rights such Seller and Beneficial Seller had, has or may have under or pursuant to, the Security Holders’ Agreement and the 2004 Mezzanine Financing Agreement, including any preemptive right or right of first refusal or indemnification right. Each Seller and Beneficial Seller who is a party to the Security Holders’ Agreement or 2004 Mezzanine Financing Agreement hereby covenants and agrees with the other Sellers, Beneficial Sellers, Parent and Buyer that, effective immediately upon the Closing and, in the case of the 2004 Mezzanine Financing Agreement, upon payment in full of the obligations under such agreement pursuant to the payoff letter delivered as part of the Closing, the Security Holders’ Agreement and the 2004 Mezzanine Financing Agreement shall terminate and be deemed canceled in its entirety, and each Seller and Beneficial Seller unconditionally and forever releases and discharges each other party to the Security Holders’ Agreement and the 2004 Mezzanine Financing Agreement from all obligations and liabilities arising thereunder. From and after the Closing, Buyer agrees that Parent and its successors and assigns unconditionally release and forever discharge each party to the Security Holders’ Agreement and the 2004 Mezzanine Financing Agreement from all obligations and liabilities arising thereunder; provided, however, that notwithstanding anything to the contrary herein, the foregoing release shall (i) in no way limit the obligations of Sellers and Beneficial Sellers under this Agreement or the other documents executed in connection herewith, (ii) not extend to any Claim against any party due to such party’s (A) violation of a criminal law; (B) involvement in a transaction from which the party derived an improper personal profit; or (C) fraud, intentional misrepresentation or willful misconduct, and (iii) not extend to any claims to the extent that the release of such claims would adversely affect the ability of the Acquired Companies or any of their respective successors and assigns to recover any insurance proceeds from any insurance carrier. The foregoing termination of the Security Holders’ Agreement and the 2004 Mezzanine Financing Agreement and Buyer’s covenant in this Section 8.2.10 shall be of no force or effect unless and until the Closing shall have occurred, and the Security Holders’ Agreement and the 2004 Mezzanine Financing Agreement shall remain in full force and effect in accordance with its terms unless and until such time as the Closing has occurred.

8.2.11   Release

.

(a) Effective as of the Closing, each Seller and each Beneficial Seller unconditionally and irrevocably and forever releases and discharges each of the Acquired Companies, their respective successors and assigns, and any present or former directors, officers, employees or agents of each of the Acquired Companies (collectively, the “Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract or in to, direct or indirect, at law or in equity (collectively, “Claims”), that such Seller or Beneficial Seller, as the case may be, ever had, now has or ever may have or claim to have against any of the Released Parties, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing; provided, however, that this release does not extend to any Claim (a) to enforce the terms or any breach of this Agreement or any document or agreement delivered hereunder or any of the provisions set forth herein or therein, or (b) for indemnification or contribution by a Seller or Beneficial Seller in his, her or its capacity as a former officer, director, employee, agent or fiduciary of any of the Acquired Companies. In addition, nothing in this Section 8.2.11 affects any Seller’s or Beneficial Sellers’ right to recover wages, bonuses, employee benefits, and other compensatory amounts that are due to him or her in the ordinary course of business consistent with past practice; provided, however, that notwithstanding anything to the contrary herein, in no event shall the Acquired Companies, affiliates, successors or assigns be required to indemnify Sellers, Beneficial Sellers or their respective successors and assigns, with respect to (A) any claims for which Sellers, Beneficial Sellers or their respective successors and assigns are obligated to indemnify Buyer or any Acquired Company pursuant to Article 9 or Article 10 or other documents executed in connection with this Agreement or (B) any claims for which the Acquired Companies specifically preclude the release of Sellers and Beneficial Sellers in Section 8.2.11(b) below.

(b) Effective as of the Closing, each of the Acquired Companies unconditionally and irrevocably and forever releases and discharges each Seller, Beneficial Seller and Sellers’ Representative, their respective successors and assigns, and any present or former directors, officers, employees or agents of each Seller, Beneficial Seller and Sellers’ Representative (collectively, the “Seller Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all Claims, that such Acquired Company ever had, now has or ever may have or claim to have against any of the Seller Released Parties, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing; provided, however, that this release does not extend to any Claim (i) to enforce the terms or any breach of this Agreement or any document or agreement delivered hereunder or any of the provisions set forth herein or therein, (ii) against any Seller Released Party due to such Seller Released Party’s (A) violation of a criminal law; (B) involvement in a transaction from which the Seller Released Party derived an improper personal profit; or (C) fraud, intentional misrepresentation or willful misconduct, or (iii) (other than a Claim by or on behalf of the Acquired Companies for breach of fiduciary duty to the Acquired Companies or a Claim for an amount paid to any Seller prior to the Closing), to the extent the release of any such Claim would adversely affect the ability of the Acquired Companies or any of their respective successors and assigns to recover any insurance proceeds from any insurance carrier.

8.3  Acknowledgements.

Other than the representations and warranties set forth herein, Buyer does not make, and has not made any representations or warranties relating to Buyer, and Sellers and Beneficial Sellers do not make, and have not made, any representations or warranties relating to Sellers, Beneficial Sellers, the Acquired Companies or the businesses of the Acquired Companies or otherwise, in connection with the transactions contemplated hereby, in each case, including, without limitation, those regarding cost estimates, projections or other predictions, and information in any memoranda or offering materials or presentations. Buyer acknowledges that the accounting methods, policies, practices and procedures set forth in Section 4.5(a) of the Disclosure Letter are reasonable and consistent with GAAP. No Person has been authorized by Sellers or Beneficial Sellers to make any representation or warranty relating to Sellers, Beneficial Sellers, the Acquired Companies or the businesses of the Acquired Companies or otherwise in connection with the transaction contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Sellers or Beneficial Sellers, as the case may be, and shall not be deemed to have been made by Sellers or Beneficial Sellers, as the case may be. It is understood that Calfee, Halter & Griswold LLP (“CHG”) is not representing Buyer or any of the Acquired Companies in connection with this Agreement and the transactions contemplated herein; accordingly, CHG shall be allowed to represent Sellers, Beneficial Sellers, any Seller or any Beneficial Seller in all matters and disputes that may arise after the date hereof, including in any such matter or dispute adverse to Buyer or the Acquired Companies.

8.4  Tax Benefit.

(a) On the Closing Date, (i) all of the Stock Options purchased hereunder, to the maximum extent permitted by applicable Law, shall be treated as taxable compensation pursuant to Treasury Regulation Section 1.83-7 (the “Option Deduction”), (ii) the Acquired Companies shall pay the Transaction Bonuses aggregating $135,000 to employees of the Acquired Companies (the “Bonus Deduction”), (iii) the original issue discount relating to the Warrants purchased hereunder may be deductible for tax purposes (the “OID Deduction”), and (iv) the remaining fees incurred by the Acquired Companies and other debt related deductions relating to the financing arrangements and Indebtedness described on Section 2.4.2 of the Disclosure Letter may be deductible for tax purposes (the “Financing Fees Deduction” and collectively with the Option Deduction, the Bonus Deduction and the OID Deduction, the “Closing Deductions”). As a result of the Closing Deductions, Parent may be entitled to a deduction for federal, state, local and foreign income and franchise tax purposes. The actual amount of the Option Deduction will equal the aggregate amount reported to employees as gross wages.

(b) Buyer shall pay the following amounts, at the following times, to the Sellers’ Account in each case less, to the extent applicable thereto, the Medicare Tax owed with respect to the gross wages generated by the Closing Deductions and, if and to the extent applicable, any income Taxes due in respect of the receipt or accrual of any refund specified in clause (i) or (ii) of this Section 8.4(b) (collectively, the “Tax Benefit Amount”):

(i) The amount of the Quickie Refund within five (5) Business Days after receipt.

(ii) Within five (5) Business Days after receipt by any member of the Buying Group, the total amount of the Tax refund (inclusive of interest) paid to any member of the Buying Group or any amount of overpayments of Tax credited against Tax, in either case, with respect to any taxable periods ending on or before the Closing Date, or portion thereof, (including with respect to the Prior Returns filed pursuant to Section 10.4(b)), which any member of the Buying Group otherwise would be or would have been required to pay (whether due to the Closing Deductions or otherwise).

(iii) Notwithstanding anything else contained herein to the contrary, Buyer shall not be required to make any payments to Sellers pursuant to this Section 8.4 until the aggregate Tax Benefit Amount exceeds the Tax Benefit Deductible and thereafter Sellers shall be entitled to amounts in excess of the Tax Benefit Deductible.

(c) The Tax Benefit Amount shall be deemed to have been satisfied following payment of same to Sellers’ Account and when Buyer can provide calculations, copies of Tax schedules, and Tax Returns demonstrating that the Tax Benefit Amount has been calculated in accordance with this Section 8.4. To evaluate and ensure the foregoing, Buyer shall provide access, and make available, to Sellers’ Representative and its representatives and the Accounting Firm all applicable post-Closing Tax Returns, workpapers, personnel, representatives and such other information reasonably requested or relating to the calculation of any amounts or payments described in this Section 8.4.

(d) Attached hereto as Section 8.4(d) of the Disclosure Letter is Sellers’ description of, and estimates for, the Closing Deductions, the Tax Benefit Amount and filing and receipt dates with respect to same. Section 8.4(d) of the Disclosure Letter sets forth an illustrative description of the mechanics of Section 8.4(a), (b) and (c) hereof and makes reference to estimated amounts of the Closing Deductions and Tax Benefit Amount, which estimated amounts are subject to verification after the Closing.

8.5  Nonsolicitation by Linsalata

. For a period of three (3) years from and after the Closing Date, Linsalata Capital Partners Fund IV, L.P. and its Affiliates agree not to solicit or hire, or attempt to solicit or hire, any Person who is, as of the Closing Date, an officer or an employee of any Acquired Company. Linsalata Capital Partners IV, L.P. agrees that the right and remedy for noncompliance with this Section 8.5 is to have such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to each of Buyer and each Acquired Company and that money damages would not provide an adequate remedy to Buyer or any Acquired Company. If any court of competent jurisdiction determines that all or any part of this Section 8.5 is unenforceable, such court shall have the power to reduce the scope of this Section 8.5, and, in its reduced form, such provision shall then be enforceable.

ARTICLE 9

Indemnification

9.1  Indemnification of Buyer

. From and after the Closing and subject to Sections 9.2, 9.5 and 9.6, each Seller and Beneficial Seller shall, severally and not jointly, indemnify, defend, hold harmless, pay and reimburse Buyer and its Subsidiaries and their respective officers, directors, employees, stockholders, Affiliates, control persons, successors, assigns, consultants, accountants, counsel and other advisors (collectively, the “Buyer Indemnitees”), from and against (a) any Losses or Taxes based upon, arising out of or caused by any inaccuracy in, or breach of, any of the representations and warranties made by such Seller or Beneficial Seller in Article 3 or by Sellers or Beneficial Sellers in Article 4 or in any certificate or instrument delivered by Sellers, Beneficial Sellers or Seller’s Representative pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty were made on and as of the Closing Date; (b) any Losses or Taxes based upon, arising out of or caused by any breach or nonperformance of any covenant or obligation made or incurred by Sellers, Beneficial Sellers or Sellers’ Representative herein; and (c) any Taxes that Seller and Beneficial Sellers covenant and agree that they are responsible for in Section 10.1(a). Notwithstanding the foregoing, with respect to the representations and warranties made in Article 3, each Seller and Beneficial Seller is responsible for only those representations and warranties made by that Seller or Beneficial Seller, and no Seller or Beneficial Seller shall be obligated to indemnify, defend, hold harmless, pay or reimburse Buyer Indemnitees for Losses based upon, arising out of or caused by, any inaccuracy in, or breach of, any representation or warranty made by any other Seller or Beneficial Seller in Article 3. The Escrowed Funds shall be available to satisfy claims for indemnification of Losses by Buyer Indemnitees hereunder, except if any such claim relates to a breach of a representation or warranty in Article 3 hereof the Escrowed Funds shall be available but only to the extent of the applicable portion of the Escrowed Funds attributable to the applicable Seller or Beneficial Seller that was found in breach of the representation or warranty in Article 3 and, each Seller and Beneficial Seller agrees that Buyer may proceed directly (without first proceeding against the Escrowed Funds) against the applicable Seller or Beneficial Seller for Losses based upon, arising out of or caused by, any inaccuracy in, or breach of, any representation or warranty made by such Seller or Beneficial Seller in Article 3. The indemnification responsibilities of any Seller or Beneficial Seller hereunder shall be construed as being several and in the percentage set forth in Section 2.6(a) of the Disclosure Letter. Any indemnifiable Loss hereunder created by any act or omission by Sellers’ Representative as provided herein shall be deemed to be a Loss that is the several responsibility of Sellers and Beneficial Sellers for purposes of this Section 9.1. Sellers and Beneficial Sellers do not make and shall not be deemed to have made, nor is Buyer relying upon, any representation, warranty, covenant or obligation other than those representations, warranties, covenants and obligations that are expressly set forth in this Agreement. Notwithstanding Buyer’s right to investigate the affairs of the Acquired Companies or any knowledge of Buyer or its Affiliates or representatives obtained through such investigation, Buyer shall have the right to rely fully on the representations, warranties, covenants and obligations of Sellers, Beneficial Sellers and Sellers’ Representatives contained in this Agreement (as qualified by the Disclosure Letter) and any certificate or instrument delivered by Sellers, Beneficial Sellers or Sellers’ Representative pursuant to this Agreement (as qualified by the Disclosure Letter).

9.2  Limitations on Indemnification of Buyer.

Notwithstanding any other provision of this Agreement, the indemnification of Buyer Indemnitees provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 9.2.

(a) Any claim by a Buyer Indemnitee for indemnification pursuant to Section 9.1 shall be required to be made by delivering notice to Sellers’ Representative no later than the expiration of eighteen (18) months after the Closing Date. Notwithstanding the foregoing, (i) any claim for indemnification based upon, arising out of or caused by (A) any inaccuracy in or breach of any representation or warranty in Section 3.1 [Authority and Capacity], Section 3.2 [Ownership of Securities], Section 3.3 [Execution and Delivery; Enforceability], Section 4.2 [Capital Stock] or Section 4.19 [Brokerage] or (B) a breach of any covenant contained herein (except for the covenants in Section 8.1 [Pre-Closing Covenants and Agreements] which shall expire at the Closing (other than the covenants in Section 8.1.7 and 8.1.9 which shall not expire and shall survive the Closing) and for the covenants described in clause (ii) below which shall survive as provided in such clause), may be made at any time subject to the limitations, if any, contained in such sections; and (ii) any claim for indemnification based upon, arising out of or caused by (y) any inaccuracy in or breach of any representation or warranty made in Section 4.7 [Taxes] or Section 4.9 [Employee Benefit Plans and Other Compensation Arrangements] or (z) any covenant contained in Article 10 may be made at any time prior to thirty (30) days after the expiration of the applicable statute of limitations (including valid extensions thereof).

(b) Except for claims for indemnification under Section 9.1 based upon, arising out of or caused by (i) any inaccuracy in or breach of any representation or warranty in Section 3.1 [Authority and Capacity], Section 3.2 [Ownership of Securities], Section 3.3 [Execution and Delivery; Enforceability], Section 4.2 [Capital Stock] or Section 4.19 [Brokerage] or (ii) any breach of any covenant herein (except for the covenants in Section 8.1 [Pre-Closing Covenants and Agreements] which shall expire at the Closing (other than the covenants in Section 8.1.7 and 8.1.9 which shall not expire and shall survive the Closing)), Buyer Indemnitees shall not be entitled to indemnification until the aggregate amount of all of Buyer Indemnitees’ claims for indemnification exceeds the Indemnification Threshold and thereafter Buyer Indemnitees shall be entitled to indemnification only for amounts in excess of the Indemnification Threshold.  Notwithstanding the foregoing, in the case of claims for indemnification with respect to (y) any inaccuracy or breach of any representation or warranty in Section 4.7 [Taxes] or Section 4.9 [Employee Benefit Plans and Other Compensation Arrangements] or (z) any covenant contained in Article 10, Buyer Indemnitees shall not be entitled to indemnification until the aggregate amount of Buyer Indemnitees’ claims for indemnification with respect to Section 4.7 [Taxes], Section 4.9 [Employee Benefit Plans and Other Compensation Arrangements] or Article 10 exceeds the Taxes and ERISA Threshold and thereafter Buyer Indemnitees shall be entitled to indemnification only for amounts in excess of the Taxes and ERISA Threshold. Notwithstanding the foregoing, the limitations set forth in this Section 9.2(b) shall not apply in the event and to the extent that any Buyer Indemnitee has an indemnification claim for Taxes hereunder as a result of a disallowance or reduction of any Closing Deduction with respect to which Buyer has made a payment to Sellers’ Account pursuant to Section 8.4, provided, that the Tax Benefit Deductible shall apply and shall be taken into consideration to the benefit of Sellers and Beneficial Sellers in determining the amount of any Loss for any such claim.

(c) Except for claims for indemnification under Section 9.1 based upon, arising out of or caused by (i) any inaccuracy in or breach of any representation or warranty in Section 3.1 [Authority and Capacity], Section 3.2 [Ownership of Securities], Section 3.3 [Execution and Delivery; Enforceability], Section 4.2 [Capital Stock] or Section 4.19 [Brokerage], or (ii) any breach of any covenant herein (other than the covenants provided for in the following proviso), the maximum indemnification amount to which Buyer Indemnitees may be entitled under this Agreement shall be Seven Million Dollars ($7,000,000); provided, however, the Buyer Indemnitees expressly understand and agree that any Losses for claims relating to Taxes, including the covenants set forth in Article 10 and for the covenants in Section 8.1 [Pre-Closing Covenants and Agreements] which shall expire at the Closing (except for the covenants in Section 8.1.7 and 8.1.9 which shall not expire and shall survive the Closing) is included in the foregoing $7,000,000 cap amount. Notwithstanding the foregoing, the limitations set forth in this Section 9.2(c) shall not apply in the event and to the extent that any Buyer Indemnitee has an indemnification claim for Taxes hereunder as a result of a disallowance or reduction of any Closing Deduction with respect to which Buyer has made a payment to Sellers’ Account pursuant to Section 8.4, provided, that the Tax Benefit Deductible shall apply and shall be taken into consideration to the benefit of Sellers and Beneficial Sellers in determining the amount of any Loss for any such claim.

(d) For purposes of determining the amount of any Loss arising from a breach of or inaccuracy in any representation, warranty, covenant or obligation of Sellers, Beneficial Sellers or Sellers’ Representative in this Agreement but not for purposes of determining whether any such representation, warranty, covenant or obligation has been breached or is inaccurate, limitations or qualifications as to dollar amount, materiality or Material Adverse Effect (or similar concept) set forth in such representation, warranty, covenant or obligation shall be disregarded.

(e) Any claims for indemnification under Section 9.1 shall be net of the amount of any actual recoveries (i) under any insurance policy covering such indemnifiable Losses of which Buyer or any of its Subsidiaries (including the Acquired Companies) is a beneficiary in connection with the circumstances that give rise to the claim for indemnification (and Buyer shall and shall cause the Acquired Companies to, use commercially reasonable efforts in pursuing full recovery under all such insurance policies); and (ii) under “pass-through” warranty coverage from a manufacturer or other third party that are actually received by Buyer or any of its Subsidiaries (including the Acquired Companies) in connection with the circumstances that give rise to the claim for indemnification, but neither Buyer nor any Acquired Company shall be obligated to pursue such warranty coverage.

(f) Any claims for indemnification under Section 9.1 or 9.3 shall be made on an after tax basis. Accordingly, in determining the amount of any indemnification payment for a Loss suffered or incurred by an indemnitee hereunder, the amount of such Loss shall be decreased to take into account any deduction or credit, basis increase, shifting of income, or other Tax benefit actually realized by any indemnitee (or any Affiliate of any indemnitee) in connection with the Losses that form the basis of the indemnitee’s claim for indemnification hereunder (the “Tax Benefit Adjustment Amount”). In computing the Tax Benefit Adjustment Amount, the indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnifiable Loss; provided, that, if a Tax Benefit Adjustment Amount is not realized in the taxable period during which an indemnifying party makes an indemnification payment or the indemnitee incurs or pays any Loss, the parties hereto shall thereafter make payments to one another at the end of each subsequent taxable period to reflect the Tax Benefit Adjustment Amount realized by the parties hereto in each such subsequent taxable period.

(g) The Buyer Indemnitees shall not be entitled to indemnification under this Agreement if, and to the extent that, the Losses are reflected on the Final Adjustment Statement.

(h) Notwithstanding anything else contained herein to the contrary, to the extent that any of the Buyer Indemnitees have an indemnification right under the 2004 Purchase Agreement (a “Prior Claim”), the Buyer Indemnitees shall use commercially reasonable efforts in pursuing all remedies to obtain full satisfaction of such Prior Claim pursuant to the terms of the 2004 Purchase Agreement with the survival periods set forth in Section 9.2(a) tolling while the Buyer Indemnitees are pursuing such remedies. The Buyer Indemnitees shall promptly submit all Prior Claims to the applicable parties pursuant to the terms of the 2004 Purchase Agreement and notify Sellers’ Representative with respect to same.

(i) Any claims for indemnification under Section 9.1 based upon, arising out of or caused by (y) any inaccuracy in or breach of any representation or warranty made in Section 4.7 [Taxes] or (z) any covenant contained in Article 10 shall be net of any Tax benefit realized by any Buyer Indemnitee (or any Affiliate of any Buyer Indemnitee) as a result of or in connection with the Closing Deductions to the extent that such Tax benefit is in excess of the Tax Benefit Deductible and has not otherwise been paid to Sellers pursuant to Section 8.4 hereof.

9.3  Indemnification of Sellers and Beneficial Sellers.

From and after the Closing Date and subject to Sections 9.4, 9.5 and 9.6, Buyer shall indemnify, defend, hold harmless, pay and reimburse Sellers, Beneficial Sellers and their respective officers, directors, employees, stockholders, subsidiaries, Affiliates, control persons, successors, assigns, consultants, accountants, counsel and other advisors (collectively, the “Seller Indemnitees”), from and against (a) any Losses based upon, arising out of or caused by any inaccuracy in or breach of any of the representations and warranties made by Buyer in Article 5 or in any certificate or instrument delivered by Sellers, Beneficial Sellers or Seller’s Representative pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty were made on and as of the Closing Date; (b) any Losses or Taxes based upon, arising out of or caused by any breach or nonperformance of any covenant or obligation made or incurred by Buyer herein; and (c) any Taxes that Buyer covenants and agrees that it is responsible for in Section 10.1(b). Buyer does not make and shall not be deemed to have made, nor is any Seller Indemnitee relying upon, any representation, warranty, covenant or obligation other than those representations, warranties, covenants and obligations which are expressly set forth in this Agreement. Notwithstanding Sellers’ and Beneficial Sellers’ right to investigate the affairs of Buyer or any knowledge of Sellers, Beneficial Sellers or any of their Affiliates or representatives obtained through such investigation, Sellers and Beneficial Sellers shall have the right to rely fully on the representations, warranties, covenants and obligations of Buyer contained in this Agreement and any certificate or instrument delivered by Buyer pursuant to this Agreement.

9.4  Limitations on Indemnification of Sellers and Beneficial Sellers.

Notwithstanding any other provisions of this Agreement, the indemnification of Seller Indemnitees provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 9.4.

(a) Except as set forth below, any claim by a Seller Indemnitee for indemnification pursuant to Section 9.3 shall be required to be made by delivering notice to Buyer no later than the expiration of eighteen (18) months after the Closing Date. Notwithstanding the foregoing, (i) any claim for indemnification based upon, arising out of or caused by (A) any inaccuracy in or breach of any representation or warranty made by Buyer in Sections 5.2 [Execution and Delivery; Enforceability], 5.4 [Brokerage] or 5.5 [Investment Intent; Restricted Securities] or (B) a breach of a covenant contained herein (except for the covenants in Section 8.1 [Pre-Closing Covenants and Agreements] which shall expire at the Closing and for the covenants described in clause (ii) below which shall survive as provided in such clause), may be made at any time subject to the limitations, if any, contained in such sections; and (ii) any claim for indemnification based upon, arising out of or caused by any covenant contained in Article 10 may be made at any time prior to thirty (30) days after the expiration of the applicable statute of limitations (including valid extensions thereof).

(b) Except for claims for indemnification under Section 9.3 based upon, arising out of or caused by (i) any inaccuracy in or breach of any representation or warranty in Sections 5.2 [Execution and Delivery; Enforceability], 5.4 [Brokerage] or 5.5 [Investment Intent; Restricted Securities] or (ii) any breach of any covenant contained herein (except for the covenants in Section 8.1 [Pre-Closing Covenants and Agreements] which shall expire at the Closing), Seller Indemnitees shall not be entitled to indemnification until the aggregate amount of all of Seller Indemnitees’ claims for indemnification exceeds the Indemnification Threshold and thereafter Seller Indemnitees shall be entitled to indemnification only for amounts in excess of the Indemnification Threshold.

(c) Except for claims for indemnification under Section 9.3 based upon, arising out of or caused by (i) any inaccuracy or breach of any representation or warranty in Sections 5.2 [Execution and Delivery; Enforceability], 5.4 [Brokerage] or 5.5 [Investment Intent; Restricted Securities], or (ii) any breach of any covenant contained herein (except for the covenants in Section 8.1 [Pre-Closing Covenants and Agreements] which shall expire at the Closing), the maximum indemnification amount to which Seller Indemnitees may be entitled under this Agreement shall be an amount equal to Seven Million Dollars ($7,000,000).

(d) For purposes of determining the amount of any Loss arising from a breach of or inaccuracy in any representation, warranty, covenant or obligation of Buyer in this Agreement but not for purposes of determining whether any such representation, warranty, covenant or obligation has been breached or is inaccurate, limitations or qualifications as to dollar amount, materiality or Material Adverse Effect (or similar concept) set forth in such representation, warranty, covenant or obligation shall be disregarded.

(e) Any claims for indemnification under Section 9.3 shall be net of the amount of any actual recoveries (i) under any insurance policy covering such indemnifiable Losses of which Sellers, Beneficial Sellers or Sellers’ Representative is a beneficiary in connection with the circumstances that give rise to the claim for indemnification (and Sellers, Beneficial Sellers and Sellers’ Representative shall use commercially reasonable efforts in pursuing full recovery under all such insurance policies); and (ii) under “pass-through” warranty coverage from a manufacturer or other third party that are actually received by Sellers, Beneficial Sellers or Sellers’ Representative in connection with the circumstances that give rise to the claim for indemnification, but neither Sellers, Beneficial Sellers or Sellers’ Representative shall be obligated to pursue such warranty coverage.

9.5  Procedures Relating to Indemnification.

9.5.1  Third-Party Claims.

In order for a party (the “indemnitee”) to be entitled to any indemnification provided for under this Agreement with respect to, arising out of, or involving a claim or demand made by any Person against the indemnitee (a “Third-Party Claim”), such indemnitee must notify the party from whom indemnification hereunder is sought (the “indemnitor”) in writing of the Third-Party Claim no later than thirty (30) days after such claim or demand is first asserted. Such notice shall state in reasonable detail the amount or estimated amount of such claim, and shall identify the specific basis (or bases) for such claim, including the representations, warranties, covenants or obligations in this Agreement alleged to have been breached. Failure to give such notification shall not affect the indemnification provided hereunder except and only to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the indemnitee shall deliver to the indemnitor, without undue delay, copies of all notices and documents (including court papers received by the indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee in connection therewith.

If a Third-Party Claim is made against an indemnitee, the indemnitor shall be entitled to participate, at its expense, in the defense thereof. Notwithstanding the foregoing, if the indemnitor irrevocably admits to the indemnitee in writing its obligation to indemnify the indemnitee for all liabilities and obligations relating to such Third-Party Claim, the indemnitor may elect to assume and control the defense thereof with counsel selected by the indemnitor at the indemnitor’s expense; provided, that if the indemnitor is a Seller or Beneficial Seller, such indemnitor shall not have the right to assume or control the defense thereof of any such Third-Party Claim that (x) is asserted directly or indirectly by or on behalf of a Person that is a landlord, supplier or customer of any of the Acquired Companies if in the reasonable judgment of the indemnitee (which may be asserted at any time) the indemnitor’s defense thereof could reasonably be expected to have a material adverse effect on the indemnitee’s relationship with such landlord, supplier or customer or (y) is subject to the limitation set forth in the first sentence of Section 9.2(c) and asserts an amount of Losses which, when taken together with all amounts paid to Buyer Indemnitees for resolved indemnification claims pursuant to this Agreement that are subject to the limitation set forth in the first sentence of Section 9.2(c) and the maximum aggregate amount of Losses alleged in all other unresolved indemnification claims pursuant to this Agreement that are subject to the limitation set forth in the first sentence of Section 9.2(c), exceeds $7,000,000. If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood that the indemnitor shall control such defense; provided, that if in the reasonable opinion of counsel of the indemnitee, (i) there are legal defenses available to an indemnitee that are different from or additional to those available to the indemnitor or (ii) there exists a conflict of interest between the indemnitor and indemnitee that cannot be waived, the indemnitor shall be liable for the reasonable legal fees and expenses of one separate counsel to all of the applicable indemnitees in addition to one local counsel in each jurisdiction that may be necessary or appropriate.

If the indemnitor so assumes the defense of any Third-Party Claim, all of the indemnified parties shall reasonably cooperate with the indemnitor in the defense or prosecution thereof. Such cooperation shall include, at the expense of the indemnitor, the retention and (upon the indemnitor’s request) the provision to the indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnitor has assumed the defense of a Third-Party Claim, (i) the indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed); (ii) the indemnitee shall agree to any settlement, compromise or discharge of a Third-Party Claim which the indemnitor may recommend and which by its terms unconditionally releases the indemnitee from all liabilities and obligations in connection with such Third-Party Claim; and (iii) the indemnitor shall not, without the written consent of the indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any obligation or restriction upon the indemnitee.

If the indemnitor does not or fails to promptly assume or control the defense of any Third-Party Claim, or fails to diligently prosecute the defense of any Third-Party Claim (as reasonably determined), the indemnitee may pay, compromise or defend such Third-Party Claim and seek indemnification for any Losses based upon, resulting from or arising out of such Third-Party Claim.

9.5.2  Other Claims.

In the event any indemnitee should have a claim against any indemnitor under this Agreement that does not involve a Third-Party Claim, the indemnitee shall deliver notice of such claim to the indemnitor and the Escrow Agent (for so long as there remain any funds held by the Escrow Agent) promptly following discovery of any indemnifiable Loss, but in any event not later than the last date set forth in Section 9.2 or 9.4, as the case may be, for making such claim. Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Such notice shall state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Upon receipt of any such notice, the indemnitor shall notify the indemnitee as to whether the indemnitor accepts liability for any Loss. If the indemnitor disputes its liability with respect to such claim, as provided above, the indemnitor and the indemnitee shall attempt to resolve such dispute in accordance with the terms and provisions of Section 12.4. If the indemnitor disputes its liability with respect to such claim as provided above, the indemnitor and indemnitee shall attempt to resolve such dispute in accordance with the terms and provisions of Section 12.4.

9.5.3  Tax Claims.

Notwithstanding anything contained in this Section 9.5 to the contrary, any Third-Party Claim relating to Taxes shall be handled pursuant to the procedures in Sections 10.2 and 10.3 hereof.

9.6  Limitation of Remedies.

Each party acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby (other than claims of, or causes of action arising from, criminal activity, fraud or claims of, or causes of action for which the sole remedy sought is equitable relief) shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing, Buyer, each Seller and each Beneficial Seller hereby waives on behalf of himself and all other Persons who might claim by, through or under him, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, criminal activity, fraud or claims of, or causes of action for which the sole remedy sought is equitable relief) which any such other Person so claiming by, through or under Buyer, Sellers or Beneficial Sellers may have arising under or based upon any Law and that relates to the transaction contemplated herein or to any aspect of the businesses of the Acquired Companies (except pursuant to the indemnification provisions set forth in this Article 9). Nothing in this Section 9.6 shall limit any Person’s right to seek and obtain any equitable relief to which any Person may be entitled.

ARTICLE 10

Tax Matters

10.1  Tax Matters.

(a) Pre-Closing Taxes. From and after the Closing Date and subject to the applicable limitations set forth in Article 9 (including without limitation Section 9.2), Sellers and Beneficial Sellers covenant and agree that they are responsible for (on a several basis): (i) Taxes of the Acquired Companies for periods or portions thereof ending on or before the Closing Date and all Taxes that are treated as Pre-Closing Taxes in accordance with Section 10.5 (“Pre-Closing Taxes”) in excess of the amount of Taxes which are included as current liabilities (excluding any reserve for deferred taxes established to reflect timing differences between book and Tax income) on the Final Adjustment Statement; (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Acquired Companies is or was a member on or prior to the Closing Date by reason of liability under Treasury Regulation §1.1502-6, Treasury Regulation §1.1502-78 or comparable provision of foreign, state or local Law; (iii) Taxes required to be paid after the date hereof by reason of an Acquired Company being a successor-in-interest or transferee of another entity with respect to any taxable period prior to the Closing Date; and (iv) interest at a rate and in the manner provided in the Code for interest on underpayments of federal income tax with respect to any Pre-Closing Taxes that are paid by Buyer to the applicable Governmental Authority and for which Buyer has provided notice to Sellers’ Representative at least ten (10) Business Days prior to such payment, measured from the date of such payment by Buyer to and including the date on which Sellers and Beneficial Sellers reimburse Buyer in full for such payment.

(b) Post-Closing Taxes. From and after the Closing Date, Buyer covenants and agrees that it is responsible for Taxes of the Acquired Companies for periods or portions thereof beginning after the Closing Date (“Post-Closing Taxes”).

10.2  Tax Procedures.

(a) After the Closing, each party to this Agreement (whether Buyer, Seller, or Beneficial Seller, as the case may be) shall promptly notify the other party in writing of any demand, claim or notice of the commencement of an audit received by such party from any Taxing Authority or any other Person with respect to Taxes for which such other party is liable pursuant to this Agreement; provided, however, that a failure to give such notice will not affect such other party’s rights to indemnification under Article 9 of this Agreement, except to the extent that such party is actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Taxing Authority or any other Person in respect of any such asserted Tax liability.

(b) Payment by an indemnitor of any amount due to an indemnitee under Article 10 shall be made within ten (10) days following written notice by the indemnitee that payment of such amounts to the appropriate Taxing Authority or other applicable third party is due by the indemnitee, provided that the indemnitor shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Taxing Authority or applicable third party. In the case of a Tax that is contested in accordance with the provisions of Section 10.3, payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Taxing Authority or a court. For this purpose, a “final determination” shall mean a settlement, compromise, or other agreement with the relevant Governmental Authority, whether contained in an Internal Revenue Service Form 870 or other comparable form, such as a closing agreement with the relevant Governmental Authority, an agreement contained in Internal Revenue Service Form 870-AD or other comparable form, an agreement that constitutes a “determination” under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

10.3  Tax Audits and Contests; Cooperation.

(a) After the Closing Date, except as provided in (b) and (c) below, Buyer shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to any of the Acquired Companies (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Contest”).

(b) In the case of a Contest after the Closing Date that relates to Taxes for which any Buyer Indemnitee seeks indemnification under Article 9, Buyer shall control the conduct of such Contest, but Sellers and Beneficial Sellers shall have the right to participate in such Contest at their own expense, and Buyer shall not settle, compromise and/or concede such Contest without the consent of Sellers’ Representative, which consent shall not be unreasonably withheld or delayed.

(c) Sellers, Beneficial Sellers and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Acquired Companies as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. Sellers, Beneficial Sellers and Buyer shall consult and reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Acquired Companies (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 10.3(c). Any information obtained under this Section 10.3(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

(d) Buyer shall, and shall cause the Acquired Companies to, (i) use their reasonable best efforts to properly retain and maintain the tax and accounting records of the Acquired Companies that relate to Pre-Closing Taxable Periods for 10 years and shall thereafter provide Sellers’ Representative with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (ii) transfer such records to Sellers’ Representative upon its written request prior to any such destruction, abandonment or disposition and (iii) allow Sellers’ Representative, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as Sellers’ Representative may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted by Sellers’ Representative during normal business hours and at Sellers’ and Beneficial Sellers’ sole expense. Any information obtained under this Section 10.3(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

10.4  Preparation of Tax Returns.

(a) Buyer shall prepare (or cause to be prepared), and timely file all Tax Returns of the Acquired Companies required to be filed with any Taxing Authority after the Closing Date consistent with Section 10.4(b), as applicable, and Section 10.4(c).

(b) Buyer shall cause the Acquired Companies to file within five (5) days after the Closing the Form 4466 attached hereto as Exhibit 10.4 seeking the refund of the maximum amount available in prior tax payments (“Quickie Refund”). In addition, Buyer shall (i) internally prepare or cause an accounting firm (the “Accounting Firm”) to prepare within ninety (90) days after the Closing, (ii) give Sellers’ Representative the opportunity to review pursuant to Section 10.4(c), and (iii) cause Parent (or other appropriate Person) to file promptly but in no event later than five (5) Business Days following finalization pursuant to Section 10.4(c) of the following: (i) Tax Returns for the period beginning on April 2, 2005 and ending on the Closing Date (the “Stub Period Returns”); and (ii) net operating loss carryback claims for any filed Tax Return of Parent that is allowed to be adjusted for such loss carryback (such Tax Returns and claims described in clauses (i-ii) above are collectively referred to as the “Prior Returns”). Buyer or the Accounting Firm shall prepare and Buyer shall cause the Acquired Companies to file the Prior Returns on a basis, to the extent permitted by applicable Law, consistent with those prepared for prior taxable periods and to include the Closing Deductions in the Stub Period Returns. No election under Section 172(b)(3) of the Code will be made to forego the net operating loss carryback.

(c) In the case of Tax Returns that are filed with respect to a taxable period that ends on or prior to the Closing Date, Buyer shall prepare such Tax Return in a manner consistent with past practice, except as otherwise required by Law, and shall deliver any such Tax Return to Sellers’ Representative for its review at least thirty (30) days prior to the date such Tax Return is required to be filed. If Sellers’ Representative disputes any item on such Tax Return, it shall notify Buyer of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to Sellers’ Representative and Buyer. The fees and disbursements of such independent accounting firm shall be allocated between Buyer, on the one hand, and Sellers, collectively, on the other hand, such that Sellers’ share of such fees and disbursements shall be in the same proportion that the aggregate amount of the disputed items and amounts submitted by Sellers’ Representative to such independent accounting firm that are unsuccessfully disputed by Sellers’ Representative (as finally determined by such independent accounting firm) bears to the total amount of such disputed items and amounts so submitted by Sellers’ Representative to such independent accounting firm.

(d) In the case of Tax Returns that are filed with respect to Straddle Periods (as defined in Section 10.5 below), Buyer shall prepare such Tax Return in a manner consistent with past practice, except as otherwise required by law.

10.5  Straddle Periods

. For purposes of this Agreement, in the case of any Taxes of the Acquired Companies that are payable with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of the Acquired Companies or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 10.5 shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Acquired Companies. The parties hereto will, to the extent permitted by applicable Law, elect with the relevant Taxing Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date. No election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) to ratably allocate income to the pre-Closing portion of the Straddle Period shall be made.

10.6  Conveyance Taxes

. Buyer, on the one hand, and Sellers (collectively), on the other hand, agree to share equally all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the purchase and sale of the Securities contemplated in this Agreement and Sellers’ Representative and Buyer agree to jointly file all required change of ownership and similar statements.

ARTICLE 11

Certain Definitions

When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 10, or elsewhere in this Agreement as indicated in this Article 10:

“1933 Act” means the Securities Act of 1933, as amended, and the regulations thereunder.

“2004 Mezzanine Financing Agreement” means that certain Securities Purchase Agreement, dated May 17, 2004, by and among Parent, certain of its Subsidiaries and the Purchasers identified on Schedule I thereto.

“2004 Purchase Agreement” means that certain Securities Purchase Agreement, dated May 17, 2004, by and among Parent, each of the Persons identified on Schedule 2.2 thereto except for the holders of the Creditor Shares, and Nolan Lehman, Richard E. Wallrath and William Brian Redpath, as Sellers’ Representatives.

“Accounting Firm” is defined in Section 10.4(b).

“Acquired Companies” means Parent, Alenco and the Alenco Subsidiaries, collectively; and each of Parent, Alenco or any Alenco Subsidiary may be referred to individually as an “Acquired Company.”

“Acquired Company Products” is defined in Section 4.18.

“Acquisition Balance Sheet” is defined in Section 4.5.

“Acquisition Proposal” is defined in Section 8.1.10.

“Actions” is defined in Section 8.1.2(e).

An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock or membership interests, by Contract, or otherwise.

“Agreement” means this Securities Purchase Agreement, as may be amended from time to time.

“Alenco” is defined in the Recitals to this Agreement.

“Alenco Shares” is defined in Section 4.2.2.

“Alenco Subsidiary” and “Alenco Subsidiaries” are defined in Section 4.1.

“Audited Balance Sheet” is defined in Section 4.5.

“Audited Financial Statements” is defined in Section 4.5.

“Beneficial Seller” and “Beneficial Sellers” are defined in the preamble of this Agreement.

“Bonus Deduction” is defined in Section 8.4(a).

“Business Day” means any other day than a Saturday, Sunday or day on which banking institutions in New York City, New York are authorized or obligated pursuant to Law to be closed.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Indemnitees” is defined in Section 9.1.

“Buyer Termination Fee” is defined in Section 8.1.4.

“Buying Group” means Buyer and each of the Acquired Companies or any other member included in the consolidated tax filing of Buyer.

“Charter Documents” means the articles of incorporation, articles of organization, certificate of incorporation, limited partnership agreement, limited liability company operating agreement, and by-laws (or equivalent Charter Documents) of any business entity.

“CHG” is defined in Section 8.3.

“Claims” is defined in Section 8.2.11.

“Closing” and “Closing Date” is defined in Article 7.

“Closing Balance Sheet” is defined in Section 2.5.1.

“Closing Cash” means the cash held in deposit accounts, including money market accounts, of the Acquired Companies and cash equivalents held by the Acquired Companies as of immediately prior to the Closing less the sum of (i) the amount owed to cover outstanding checks written against, withdrawals from and other debits to such deposit accounts and (ii) the amount (if any) by which any such deposit account is overdrawn, in each case, as of immediately prior to the Closing.

“Closing Certificate” is defined in Section 2.4.1.

“Closing Date Payment” is defined in Section 2.4.1.

“Closing Deductions” is defined in Section 8.4(a).

“Closing Indebtedness” means the Indebtedness of the Acquired Companies as of immediately prior to the Closing.

“Closing Working Capital” is defined in Section 2.3.2.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Commitment Letter” is defined in Section 5.6.

“Company Intellectual Property” means the Intellectual Property owned or used by any of the Acquired Companies.

“Confidentiality Agreement” is defined in Section 8.2.4.

“Contest” is defined in Section 10.3(a).

“Contract” means any contract, agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking, or arrangement, whether oral or written.

“Controlled Group” is defined in Section 4.9(a).

“Disclosure Letter” is the confidential disclosure letter, dated as of the date hereof, delivered by Sellers to Buyer in connection with the execution and delivery of this Agreement (as may be modified from time to time prior to the Closing in accordance with the terms hereof).

“Disposal,” “Storage,” and “Treatment” shall have the meanings assigned them at 42 U.S.C. § 6903(3)(33) and (34), respectively.

“Enforceability Exceptions” is defined in Section 3.3.

“Environmental Laws” means any Law relating to pollution, protection of the environment, or exposure to or regulation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Escrow Agent” is defined in Section 2.8.

“Escrow Agreement” is defined in Section 2.8.

“Escrow Funds” is defined in Section 2.8.

“Estimated Closing Cash” is defined in Section 2.4.1.

“Estimated Closing Working Capital” is defined in Section 2.4.1.

“Estimated Closing Indebtedness” is defined in Section 2.4.1.

“Estimated Purchase Price” is defined in Section 2.4.1.

“Financing Fees Deduction” is defined in Section 8.4(a).

“Final Adjustment Statement” is defined in Section 2.5.4.

“Final Post-Closing Adjustment” is defined in Section 2.5.4.

“GAAP” means generally accepted accounting principles, as in effect in the United States either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable, and in either case, applied on a basis consistent with the Acquired Companies past practices.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of any such government or political subdivision, or any self-regulated organization or other non-governmental regulating authority (to the extent that the rules, regulations or orders of such authority have the force of law), or any arbitrator, tribunal or court of competent jurisdiction.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant, regardless of quantity, the exposure to, presence of, use, Storage, Disposal, Treatment or transportation of which is regulated under or defined by Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“Indebtedness” means, as at any date of determination thereof (without duplication), all obligations (or a reduction for the benefits in the case of clause (e) below) contingent or otherwise (other than inter-company obligations) of the Acquired Companies in respect of: (a) any borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness; (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) capital lease obligations; (d) any indebtedness guaranteed by the Acquired Companies (excluding intercompany debt and letters of credit and guarantees by a company of performance obligations of another); (e) any obligations or a reduction for the benefits with respect to any interest rate hedging or swap agreements; (f) the deferred purchase price of assets, services or securities (other than (1) amounts included in trade accounts payable, (2) capital expenditures not yet completed or otherwise due, (3) operating leases, (4) liabilities to the extent accrued for on the Final Adjustment Statement, or (5) any reimbursement or other obligation under any employee benefit plan or insurance policy or binder not evidenced by a drawn letter of credit), (g) conditional sale or other title retention agreements; (g) reimbursement obligations with respect to letters of credit, bankers’ acceptances and surety bonds; and (h) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (h). Notwithstanding the foregoing, the calculation of Indebtedness shall not include (i) any the principal amount as of the Closing Date of the undrawn letters of credit listed in Section 11.1 of the Disclosure Letter, or (ii) obligations of the Acquired Companies under or with respect to any outstanding checks issued in the ordinary course of business consistent with past practice, but shall include any obligations of the Acquired Companies under or with respect to the unpaid merger consideration pursuant to the merger of AWC Merger Corp. with and into Alenco Holding Corporation effective October 5, 2004.

“Indemnification Threshold” is One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

“Indemnitee” and “Indemnitor” are defined in Section 9.5.1.

“Independent Accountants” is defined in Section 2.5.3.

“Intellectual Property” means any of the following in any jurisdiction throughout the world (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing, (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer Software (excluding all shrink wrap Software), data, data bases and documentation thereof, (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”), and (g) copies and tangible embodiments thereof (in whatever form or medium).

“Interim Financial Statements” is defined in Section 4.5.

“Law” means any common law decision or precedent with application to the activities of the Acquired Companies and any federal, state, regional, local or foreign law, statute, ordinance, code, treaty, rule, regulation, order or requirement of any Governmental Authority.

“Leased Real Property” is defined in Section 4.12(a).

“Leases” is defined in Section 4.12(a).

“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

“Lincap Management Agreement” means that certain Management Agreement, dated May 17, 2004, between Alenco and Sellers’ Representative.

“Loss” or “Losses” means any and all losses, liabilities, damages, costs, penalties, judgments, deficiencies, awards, fines, expenses, actions, notices of violation, and notices of liability and any claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation, and legal fees and expenses) arising out of any incident, event, circumstance or proceeding asserted or initiated or otherwise occurring or existing in respect of any matter or any claim or proceeding to enforce any indemnification rights in respect thereof; provided, however, Losses relating to any claims for indemnification shall specifically exclude punitive, exemplary, consequential or incidental damages except to the extent and only to the extent such Losses are actually paid to third parties.

“Material Adverse Effect” means a material adverse effect on the business, condition, financial or otherwise, assets, liabilities, or results of operations of the Acquired Companies, taken as a whole; provided, however, that so long as an occurrence of any such event specified in clauses (a), (b) or (c) below does not have a disproportionate effect on the Acquired Companies in which they operate, “Material Adverse Effect” shall not include (a) changes in business or economic conditions affecting the economy or the Acquired Companies’ industries generally, (b)  changes in stock markets or credit markets, (c) changes in Tax rates or the enactment or implementation any new Law or Taxes; (d) any event as to which Buyer has provided written consent hereunder; or (e) except for purposes of Sections 3.4 or 4.4, the execution, delivery or performance of this Agreement (including any announcement relating to this Agreement or the fact that Buyer is acquiring the Acquired Companies).

“Material Contracts” is defined in Section 4.16.

“Medicare Tax” is defined as the employer portion of the Medicare payroll Taxes up to a maximum amount equal to 1.45%.

“Multiemployer Plans” is defined in Section 4.9.

“OID Deduction” is defined in Section 8.4(a).

“Off-the-Shelf Software” means off-the-shelf personal computer software as such term is commonly understood, that is commercially available under non-discriminatory pricing terms on a retail basis for less than $300 per seat and used solely on the desktop personal computers of the Acquired Companies.

“Option Deduction” is defined in Section 8.4(a).

“Option Holders” means Sellers identified as such on Section 4.2.1 of the Disclosure Letter.

“Order” means any judgment, injunction, award, decision, decree, ruling, verdict, writ or order of any nature of any Governmental Authority.

“Owned Real Property” is defined in Section 4.12(a).

“Pay-Off Documents” is defined in Section 2.4.2.

“Parent” is defined in the Recitals to this Agreement.

“Participation Agreements” is defined in the Recitals to this Agreement.

“Permits” is defined in Section 4.11.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, securing amounts which are not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice and under which the Acquired Companies are not in default, (c) Liens for current Taxes and utilities not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP, (d)  imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of any asset to which they relate in the conduct of the business of the Acquired Companies as presently conducted, (e) leases, subleases and similar agreements set forth in Section 4.12(a) or in Section 4.16(a) of the Disclosure Letter, (f) easements, covenants, rights-of-way and other similar restrictions or conditions of record or which would be shown by a current accurate survey of any of the Real Property, and (g) (i) zoning, building and other similar restrictions imposed by applicable Laws, (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Acquired Companies have easement rights or, on any Real Property, under any lease or subordination or similar agreements relating thereto, and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions on the Real Property none of which, individually or in the aggregate, impairs the continued use and operation or materially reduces the value of such Real Property.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

“Plans” is defined in Section 4.9.

“Post-Closing Taxes” is defined in Section 10.1(b).

“Pre-Closing Period” is defined in Section 8.1.1.

“Pre-Closing Taxable Periods” any taxable periods (or portions thereof) ending on or before the Closing Date.

“Pre-Closing Taxes” is defined in Section 10.1(a).

“Preliminary Adjustment Statement” is defined in Section 2.5.1.

“Preliminary Post-Closing Adjustment” is defined in Section 2.5.1.

“Prior Claim” is defined in Section 9.2(g).

“Prior Returns” is defined in Section 10.4(b).

“Purchase Price” is defined in Section 2.2.

“Quickie Refund” is defined in Section 10.4(b).

“Related Person” is defined in Section 4.23.

“Released Parties” is defined in Section 8.2.11(a).

“Real Property” is defined in Section 4.12(a).

“Release” shall have the meaning assigned it at 42 U.S.C. Section 9601(22) without giving effect to exception clause (A) therein.

“Repaid Closing Indebtedness” is defined in Section 2.4.2.

“Rollover Buyer” is defined in the Recitals to this Agreement.

“Rollover Shares” means those Shares that are required to be contributed to the Rollover Buyer simultaneously with the Closing in accordance with the Participation Agreements; the number of such Shares shall be determined based on the Value of the Rollover Shares taking into account all adjustments, estimates and other components of the Estimated Purchase Price and identified as Rollover Shares by the parties hereto prior to the Closing and set forth on Section 4.2.1 of the Disclosure Letter, which section shall be amended by the parties to reflect same prior to or at the Closing.

“Securities” is defined in the Recitals to this Agreement.

“Securities Purchase” is defined in the Recitals to this Agreement.

“Security Holders’ Agreement” means that certain Security Holders’ Agreement, dated May 17, 2004, as amended, by and among Parent and its security holders.

“Seller’s Respective Securities” is defined in Section 2.1.

“Seller” and “Sellers” are defined in the preamble of this Agreement.

“Seller Indemnitees” is defined in Section 9.3.

“Sellers’ Account” is defined in Section 2.4.1.

“Seller Released Parties” is defined in Section 8.2.11(b).

“Seller Representatives” is defined in Section 8.1.10.

“Sellers’ Representative” is defined in the preamble of this Agreement.

“Shares” is defined in Section 4.2.1.

“Software” means, as they exist anywhere in the world, computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs.

“Stock Options” is defined in Section 4.2.1.

“Straddle Period” is defined in Section 10.5.

“Stub Period Returns” is defined in Section 10.4(b).

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which more than 50% of the total voting power of capital stock or other equity or partnership interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereto is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof.

“Subsidiary Equity Interest” is defined in Section 4.2.3.

“Tax” or “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measure by income, gross receipts, franchise, or profits, and (y) license, payroll, employment, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, ad valorem capital gains, goods and services, branch, utility, production and compensation taxes, and (ii) any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Taxes and ERISA Threshold” is One Hundred Fifty Thousand Dollars ($150,000).

“Taxing Authority” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other governmental body exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Tax Benefit Adjustment Amount” is defined in Section 9.2(f).

“Tax Benefit Amount” is defined in Section 8.4(c).

“Tax Benefit Deductible” is One Hundred Thousand Dollars ($100,000).

“Tax Return” means any return, declaration, report, claim for refund, election, disclosure, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof required to be filed with any Taxing Authority with respect to Taxes.

“Tax Sharing Agreements” is defined in Section 4.7(f).

“Third-Party Claim” is defined in Section 9.5.1.

“To Sellers’ Knowledge” means within the knowledge of Stephen B. Perry, Daniel L. DeSantis, W. Brian Redpath and Charles D. Gessler, in each case after reasonable inquiry of their direct reports.

“Trade Secrets” is defined in the definition of “Intellectual Property.”

“Transaction Bonuses” means the transaction bonuses in an aggregate amount of $135,000 as authorized by Parent’s Board of Directors on January 20, 2006.

“Value” means the aggregate value of Shares that are required to be contributed to the Rollover Buyer in accordance with the Participation Agreements, subject to adjustment to reflect any Shares that are required to be contributed to the Rollover Buyer in accordance with the Participation Agreements but are not so contributed. The Value per share of each Rollover Share shall be equal to the portion of the Estimated Purchase Price allocable to each Share (other than the Rollover Shares).

“WARN” is the Worker Adjustment and Retraining Notification Act of 1988.

“Warrants” is defined in Section 4.2.1.

“Working Capital” is defined in Section 2.3.1.

“Working Capital Target” is defined in Section 2.3.3.

ARTICLE 12

Construction; Miscellaneous Provisions

12.1  Notices.

Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

(a) If to Buyer, to:
Ply Gem Holdings, Inc.
185 Platte Clay Way, Suite A
Kearney, MO 64060
Attention: Lee Meyer
Telecopy Number: (203) 869-6389

With a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Carl L. Reisner, Esq.
Telecopy Number: (212) 757-3990

(b)	If to Sellers’ Representative, Sellers, Beneficial Sellers or to any Seller or Beneficial Sellers to Sellers, Beneficial Sellers or such Seller or Beneficial Seller in care of:

FNL Management Corp.
Landerbrook Corporate Center One
5900 Landerbrook Drive, Suite 280
Mayfield Heights, Ohio 44124
Attention: Stephen B. Perry
Telecopy Number: (440) 684-0984

With a copy to:

Calfee, Halter & Griswold LLP
1400 McDonald Investment Center
800 Superior Avenue
Cleveland, Ohio 44114-2688
Attention: Michael F. Marhofer, Esq.
Telecopy Number: (216) 241-0816

or in any case, to such other address for a party as to which notice shall have been given to Buyer and Sellers’ Representative in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission, if electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.

12.2  Entire Agreement.

This Agreement, the Disclosure Letter and Exhibits hereto constitute the exclusive statement of the agreement among Buyer, each Seller and each Beneficial Seller concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

12.3  Modification.

No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

12.4  Jurisdiction and Venue.

Each party hereto agrees that any claim relating to this Agreement shall be brought solely in the Delaware Court of Chancery, unless the Delaware Court of Chancery lacks jurisdiction, in which case any such claim shall be brought in such state or federal court of competent jurisdiction located in New Castle County, Delaware and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 12.1 of this Agreement, and service so made shall be complete as stated in such section. Sellers and Beneficial Sellers expressly acknowledge the notice and service of process to Sellers’ Representative for each of them in accordance with Section 12.1 and this Section 12.4.

12.5  Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of Buyer, each Seller, each Beneficial Seller and the respective successors and permitted assigns of Buyer, of each Seller and of each Beneficial Seller.

12.6  Headings.

The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

12.7  Number and Gender; Inclusion.

Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”

12.8  Counterparts.

This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other copy of a signature shall be deemed an original for purposes of this Agreement.

12.9  Third Parties.

Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder. Buyer Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement.

12.10  Disclosure Letter and Exhibits.

The Disclosure Letter and Exhibits, if any, referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein. Notwithstanding anything to the contrary contained in this Agreement or in any of the sections of the Disclosure Letter, any information disclosed in one section of the Disclosure Letter shall be deemed to be disclosed in such other sections of the Disclosure Letter and applicable to such other representations and warranties to the extent that the disclosure is reasonably apparent from its face to be applicable to such other section of the Disclosure Letter and such other representations and warranties. Disclosure of any fact or item in any section of the Disclosure Letter shall not be deemed to constitute an admission that such item or fact is material for the purposes of this Agreement. All references in this document to “this Agreement” and the terms “herein,” “hereof,” “hereunder” and the like shall be deemed to include all of such sections of the Disclosure Letter and Exhibits.

12.11  Time Periods.

Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

12.12  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

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three counterpart signature pages following.

IN WITNESS WHEREOF, Buyer, Sellers, Beneficial Sellers and Sellers’ Representative have executed and delivered this Securities Purchase Agreement, or have cause this Securities Purchase Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

BUYER:

PLY GEM INDUSTRIES, INC.

By:

Its:

SELLERS:

AWC INVESTMENT, LLC

By: FNL Management Corp., its manager

By:

Its:

William H. Schecter

Terence C. Sullivan

Kenneth P. Horsburgh

Ronald H. Neill

William Brian Redpath

Charles D. Gessler

Martin W. Koppers

Dwight R. Alexander

Charles Cooper

James Dean

Jimmy Cawley

Mike Anderson

Jennifer Ward

Ron Baker

BENEFICIAL SELLERS

LINSALATA CAPITAL PARTNERS
FUND IV, L.P.

By: LCPF IV GP, L.L.C., its General Partner
By: FNL Management Corp., its Manager

By:

Its:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: Babson Capital Management LLC,
its Investment Adviser

By:
        (Title)

MASSMUTUAL CORPORATE INVESTORS

By:
        (Title)
The foregoing is executed on behalf of MassMutual Corporate Investors, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust’s property only shall be bound.

MASSMUTUAL PARTICIPATION INVESTORS

By:
        (Title)
The foregoing is executed on behalf of MassMutual Participation Investors, organized under a Declaration of Trust, dated April 7, 1988, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of such Trust, but the Trust’s property only shall be bound.

TOWER SQUARE CAPITAL PARTNERS, L.P.

By: Babson Capital Management LLC,
its Investment Manager

By:
        (Title)
C.M. LIFE INSURANCE COMPANY

By: Babson Capital Management LLC,
its Investment Sub-Adviser

By:
        (Title)

TSCP SELECTIVE, L.P.

By: Babson Capital Management LLC,
its Investment Manager

By:
            (Title)

NATIONAL CITY EQUITY PARTNERS, LLC

By:
            (Title)

SELLERS’ REPRESENTATIVE:

FNL MANAGEMENT CORP.

By: _________________________________

Its: _________________________________